Exhibit 99.1

EXECUTION VERSION

MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT

among

MORGAN STANLEY BANK, N.A.

as Buyer

and

RCC REAL ESTATE SPE 6, LLC

as Seller

i

SCHEDULES
SCHEDULE 1	Maximum Purchase Percentage

SCHEDULE 2	Purchased Asset Documents
EXHIBITS
EXHIBIT I	Form of Confirmation

EXHIBIT II-1	Form of Power of Attorney to Buyer

EXHIBIT II-2	Form of Power of Attorney to Seller

EXHIBIT III	Representations and Warranties Regarding the Purchased Assets

EXHIBIT IV	Form of Bailee Agreement

EXHIBIT V	Authorized Representatives of Seller

EXHIBIT VI	Form of Financial Covenant Compliance Certificate

EXHIBIT VII	Intentionally Omitted

EXHIBIT VIII	Schedule of Consultants

EXHIBIT IX	Schedule of ERISA Plans
ANNEXES
ANNEX I	Notice Instructions

ANNEX II	Wiring Instructions

ii

MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT

This Master Repurchase and Securities Contract Agreement (this “Agreement”) is dated as of September 10, 2015, and is made by and among MORGAN STANLEY BANK, N.A., as buyer (together with its successors and assigns, “Buyer”) and RCC REAL ESTATE SPE 6, LLC, a Delaware limited liability company, as seller (“Seller”).

1.	APPLICABILITY

From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer one or more Eligible Assets, on a servicing-released basis, against the transfer of funds by Buyer with a simultaneous agreement by Buyer to transfer to Seller such Eligible Assets at a date certain (or such earlier date in accordance with the terms hereof) against the transfer of funds by Seller to Buyer. Each such transaction involving the transfer of an Eligible Asset from Seller to Buyer shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.	DEFINITIONS

Capitalized terms in this Agreement shall have the respective meanings set forth below:

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“AB Mortgage Loan” shall mean a Mortgage Loan evidenced by two or more senior and subordinate Mortgage Notes.

“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i) of this Agreement.

“Act of Insolvency” shall mean, with respect to any Person: (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding–up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission of the inability of such Person in a legal proceeding to pay its debts or discharge its obligations generally as they become due or mature, (g) the failure by such Person generally to pay its debts as they become due, (h) the taking of any action by any Governmental Authority or agency or any Person, agency or entity acting or purporting to act under Governmental Authority to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of all or a substantial part of the business of such Person, or (i) the taking of action by such Person in furtherance of any of the foregoing.

“Affiliate” shall mean, when used with respect to any specified Person, any other Person (1) directly or indirectly Controlling, Controlled by, or under common Control with, such Person or (2) that owns directly or indirectly fifty percent (50%) or more of all equity interests in such Person.

“Aggregate Repurchase Price” shall mean, as of any date of determination, the aggregate Repurchase Price (excluding any accrued and unpaid Price Differential) of all Purchased Assets outstanding as of such date.

“Agreement” shall have the meaning specified in the introductory paragraph of this Agreement.

“Alternative Rate” shall have the meaning specified in Section 3(l) of this Agreement.

“Alternative Rate Applicable Spread” shall mean, if the Pricing Rate has converted to the Alternative Rate pursuant to Section 3(l) of this Agreement, an amount equal to the difference (expressed as the number of basis points) between (a) the LIBOR Rate plus the Applicable Spread on the date the LIBOR Rate was last applicable to the outstanding Transactions prior to such conversion and (b) the Federal Funds Rate on the date that the LIBOR Rate was last applicable to the outstanding Transaction prior to such conversion; provided, however, in no event shall such difference be a negative number.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Period or (other applicable period), any Transaction with respect to which the Pricing Rate for such Pricing Period (or other applicable period) is determined with reference to the Alternative Rate.

“Applicable Spread” shall mean

(i) so long as no Event of Default shall have occurred and be continuing, the amount set forth in the Fee Letter as being the “Applicable Spread,” and

(ii) after the occurrence and during the continuance of an Event of Default, the (x) applicable incremental percentage described in clause (i) of this definition, plus (y) four percent (4.0%).

“Appraisal” shall mean an appraisal of any Eligible Property prepared by a licensed Independent Appraiser approved by Buyer in its reasonable discretion, in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and utilizing customary valuation methods, such as the income, sales/market or cost approaches, as any of the same may be updated by recertification from time to time by the appraiser performing such Appraisal.

“Asset Availability” shall mean the positive difference, if any, between (a) the Asset Base Component minus (b) the outstanding Purchase Price of such Purchased Asset on such date of determination.

“Asset Availability Advance” shall have the meaning specified in Section 3(k).

“Asset Base Component” shall mean, as of any date of determination, with respect to each Purchased Asset, the product of (a) its Market Value, multiplied by (b) the Maximum Purchase Percentage applicable to such Purchased Asset as set forth in the Confirmation.

“Assignment of Leases” shall mean, with respect to any Purchased Asset that is a Mortgage Loan, any assignment of leases, rents and profits or equivalent instrument, whether contained in the related Mortgage or executed separately, assigning to the holder or holders of such Mortgage all of the related Mortgagor’s interest in the leases, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of the related Mortgaged Property as security for repayment of such Purchased Asset.

“Assignment of Mortgage” shall mean, with respect to any Purchased Asset that is a Mortgage Loan, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Mortgage, subject to the terms of this Agreement.

“Bailee” shall mean such third party as Buyer and Seller shall mutually approve in their sole discretion.

“Bailee Agreement” shall mean a Bailee Agreement among Seller, Buyer and Bailee in the form of Exhibit IV hereto.

“Bailee Delivery Failure” shall have the meaning specified in the Bailee Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, modified or replaced from time to time.

“Blocked Account” shall have the meaning specified in Section 5(a) of this Agreement.

“Blocked Account Agreement” shall mean that certain Blocked Account Agreement executed by Buyer Seller and the Depository Bank (and any successor thereto or replacement thereof executed by Buyer, Seller and the Depository Bank).

“Business Day” shall mean (a) any day other than (i) a Saturday or Sunday and (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, Custodian or Buyer is authorized or obligated by law or executive order to be closed, and (b) with respect to Pricing Rate Reset Date, a day on which banks are open for dealing in foreign currency and exchange in London.

“Buyer” shall have the meaning set forth in the introductory paragraph hereto.

“Capital Lease Obligations” shall mean, with respect to any Person, the amount of all obligations of such Person to pay rent or other amounts under a lease of property to the extent and in the amount that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all membership or other equivalent interests in any limited liability company, and any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents” shall mean, as of any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States and (b) time deposits, certificates of deposit, money market accounts or banker’s acceptances of any investment grade rated commercial bank, in each case maturing within ninety (90) days after such date.

“Cause” shall mean, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of, or bad faith or gross negligence with respect to, the Independent Director’s duties with respect to Seller’s obligations under this Agreement, (ii) such

Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) such Independent Director no longer meets the definition of Independent Director, as that term is defined in this Section 2.

“Change of Control” shall mean the occurrence of any of the following:

(i) the consummation of a merger or consolidation of Guarantor with or into another entity or any other reorganization or transfer of Capital Stock in Guarantor, if more than 49% of the combined voting power of the continuing or surviving entity’s Capital Stock outstanding immediately after such merger, consolidation or such other reorganization or transfer is not owned directly or indirectly by Persons who were stockholders or holders of such Capital Stock in Guarantor immediately prior to such merger, consolidation or other reorganization or transfer, except in connection with a Public Sale of Guarantor;

(ii) Guarantor shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of the outstanding Capital Stock of Seller; or

(iii) a Transfer, whether directly or indirectly through its direct or indirect Subsidiaries, of all or substantially all of Seller’s or Guarantor’s assets (excluding any Transfer in connection with any securitization transaction or repurchase or other similar transaction in the ordinary course of Seller’s or Guarantor’s business).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Period” shall mean, with respect to the Remittance Date in any month, the period beginning on the Remittance Date in the preceding month to and including the calendar day immediately preceding such Remittance Date.

“Concentration Limit” shall mean, with respect to any Purchased Asset, as of any date of determination, (a) the Purchase Price of such Purchased Asset does not exceed 35.0% of the Facility Amount and (b) no more than 35% of the Maximum Facility amount shall consist of Purchased Assets secured by hospitality properties.

“Confirmation” means, a written confirmation from Buyer to Seller, executed by Buyer and acknowledged by Seller, of Buyer’s Final Approval to purchase a Purchased Asset, substantially in the form attached hereto as Exhibit I, or as otherwise may be modified by the parties in connection with a Transaction.

“Control” shall mean, with respect to any Person, the possession of the direct or indirect power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling”, “Controlled” and “under common Control” have correlative meanings.

“Custodial Agreement” shall mean that certain Custodial Agreement, dated as of the date hereof, entered into by and among Custodian, Seller and Buyer.

“Custodian” shall mean Wells Fargo Bank, N.A., or any successor custodian appointed by Buyer and reasonably acceptable to Seller, or appointed by Buyer in its sole discretion during the continuance of an Event of Default.

“Debt Yield Ratio” shall mean, with respect to any Eligible Property or Properties directly or indirectly securing a New Asset, the quotient (expressed as a percentage) of (i) net operating income for the trailing 12-month period for the most recently ended fiscal quarter, divided by (ii) the total amount of indebtedness secured directly or indirectly by such Eligible Property or Properties that are senior to or pari passu with such New Asset, unless otherwise agreed to by Buyer.

“Default” shall mean any event that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulted Asset” shall mean any Purchased Asset as to which (i) there is a breach beyond any applicable notice and cure period of a representation or warranty by Seller under Exhibit III attached hereto (without regard to any knowledge qualifier therein but taking into account exceptions set forth in the Confirmation), (ii) a default has occurred and is continuing beyond any applicable notice and cure period under the related Purchased Asset Documents in the payment when due of any scheduled payment of interest or principal or any other amounts due under the Purchased Asset Documents, (iii) the occurrence and continuance of any other “event of default” as defined under the related Purchased Asset Documents, (iv) to the extent that the related Transaction is deemed to be a loan under federal, state or local law, Buyer ceases to have a first priority perfected security interest in the related Purchased Asset, (v) a Significant Modification has been made without the consent of Buyer pursuant to this Agreement, (vi) the related Purchased Asset File or any portion thereof is subject to a continuing Bailee Delivery Failure or has been released from the possession of Custodian under the Custodial Agreement to anyone other than Buyer or any Affiliate of Buyer except in accordance with the terms of the Custodial Agreement or as otherwise consented to by Buyer, (vii) upon the occurrence of any Act of Insolvency with respect to any co-participant or any other person having an interest in such Purchased Asset or any related Mortgaged Property that is senior to, or pari passu with, in right of payment or priority with the rights of Buyer in such Purchased Asset, or (viii) the related Mortgaged Property ceases to have appropriate zoning approval, required insurance or similar legal compliance in the relevant jurisdiction, and in any such case such failure continues beyond any applicable notice and cure period under the related Purchased Asset Documents.

“Depository Bank” shall mean Wells Fargo Bank, N.A., or any successor depository bank appointed by Buyer and reasonably acceptable to Seller, or appointed by Buyer in its sole discretion during the continuance of an Event of Default.

“Diligence Fees” shall mean fees, costs and expenses payable by Seller to Buyer in respect of Buyer’s fees, costs and expenses (other than legal expenses) incurred in connection with its review of the Diligence Materials hereunder and Buyer’s continuing due diligence reviews of Purchased Assets pursuant to Section 20(b) or otherwise hereunder; provided, however, for all Purchased Assets that are not Table Funded Purchased Assets, the Diligence Fees payable by Seller hereunder shall be capped at $7,500.

“Diligence Materials” shall mean, with respect to any New Asset, the related Preliminary Due Diligence Package together with the related Supplemental Due Diligence Package.

“Draft Appraisal” shall mean a short form appraisal, “letter opinion of value”, or any other form of draft appraisal reasonably acceptable to Buyer.

“Early Repurchase Date” shall have the meaning specified in Section 3(i) of this Agreement.

“Eligible Assets” shall mean (i) performing Mortgage Loans and Participation Interests (A) acceptable to Buyer in the exercise of its sole discretion, (B) secured directly by an Eligible Property,

(C) which have a term equal to or less than ten (10) years (assuming exercise of all extension options), (D) as to which the applicable representations and warranties set forth in Exhibit III are true and correct as of the applicable Purchase Date unless otherwise disclosed in the Exception Report delivered to Buyer on or prior to such Purchase Date, (E) that do not require any Hedging Transaction or have a Hedging Transaction acceptable to Buyer in its sole discretion, (F) that have a maximum LTV not in excess of 80.0%, (G) that have an original principal balance of not less than $5,000,000, (H) that is not a Defaulted Asset and (I) that are not subject to restrictions on transfer of lender’s interest therein other than customary restrictions on sales of future funding portions of the Purchased Asset as disclosed to and approved by Buyer in its sole discretion and (ii) such other commercial real estate debt instruments acceptable to Buyer in its sole discretion; in each case, acceptable to Buyer in its sole discretion on a case-by-case basis.

“Eligible Property” shall mean a property that is or is a combination of a multifamily, office, retail, industrial, hospitality, self-storage or mixed-use property or such other property type acceptable to Buyer in the exercise of its sole discretion.

“Eligible Transferee” shall mean any of the following Persons: (a) (i) a bank, financial institution, pension fund, insurance company, trust company, savings and loan association, commercial credit corporation, pension fund advisory firm, mutual fund, governmental entity or plan, or similar Person regularly engaged in the repurchase or warehouse loan business that finances bridge mortgage lending that owns at least One Billion Dollars ($1,000,000,000) of assets and Five Hundred Million Dollars ($500,000,000) of net worth, (ii) an Affiliate of any of the foregoing that was formed for the purpose of holding any such transferred interests so long as an entity that owns directly or indirectly at least fifty percent (50%) of the ownership interests in such Affiliate independently satisfies clause (a)(i) hereof, and (iii) an Affiliate of Morgan Stanley, and (b) any other Person to which Seller has consented; provided, that such consent of Seller shall not be required at any time when an Event of Default exists.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any Person that for purposes of Title I or Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be treated as a “single employer”, together with the Seller, within the meaning of Section 414 of the Code.

“Event of Default” shall have the meaning specified in Section 14(a).

“Exception Report” shall have the meaning specified in Section 3(c)(viii).

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books the Transaction located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) withholding Taxes imposed on amounts payable to or for the account of Buyer or an assignee pursuant to a law in effect as of the date on which such Person (i) becomes a party to this Agreement, (ii) changes the office from which it books the Transactions or (iii) where Buyer is treated as a partnership for tax purposes and the tax status of a partner in such partnership is determinative of the obligation to pay Taxes, the later of the date on which Buyer acquired its applicable interest hereunder or the date on which the affected partner becomes a partner of Buyer, except to the extent that, pursuant to Section 3(q), the sum payable to such Person’s assignor immediately before such Person became a party to this Agreement or to such Person immediately before it changed the office from which it books the Transaction was increased in respect of such Taxes, (c) Taxes attributable to Buyer’s failure to comply with Section 3(r) of this Agreement and (d) any withholding Taxes imposed under FATCA.

“Executive Order 13224” shall mean Executive Order 13224 “On Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”, effective September 24, 2001.

“Extension Fee” shall have the meaning specified in the Fee Letter.

“Facility Amount” shall mean Two Hundred Fifty Million Dollars ($250,000,000).

“Facility Termination Date” shall mean September 10, 2018, as the same may be extended in accordance with Section 9 of this Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together in each case with any current or future regulations, guidance or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law or agreement implementing an intergovernmental approach thereto.

“FATF” shall mean the Financial Action Task Force on Money Laundering.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDICIA” shall mean Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991.

“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve Bank of New York arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day on such transactions received by Buyer from three federal funds brokers of recognized standing selected by Buyer in its sole discretion.

“Fee Letter” shall mean that certain letter agreement, dated the date hereof, between Buyer and Seller, as the same may be amended, supplemented or otherwise modified from time to time.

“Filings” shall have the meaning specified in Section 6(b) of this Agreement.

“Final Approval” shall have the meaning specified in Section 3(c) of this Agreement.

“Financial Covenant Compliance Certificate” shall mean, with respect to any Person, a properly completed and executed Financial Covenant Compliance Certificate in form and substance of the certificate attached hereto as Exhibit VI, to be delivered, subject to Section 3(f)(iii) of this Agreement, within forty-five (45) days after the end of the first three (3) fiscal quarters and within ninety (90) days after the end of each fiscal year.

“First Mortgage A-Note” shall mean (i) a senior Mortgage Note in an AB Mortgage Loan or (ii) a senior controlling pari passu Mortgage Note in a Split Mortgage Loan.

“Future Advance Asset” shall mean any Purchased Asset with respect to which there exists a continuing obligation on the part of the holder of such Purchased Asset, pursuant to the terms and conditions of the Purchased Asset Documents, to provide additional funding to the Mortgagor.

“Future Advance Purchase” shall have the meaning specified in Section 3(h) of this Agreement.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“GLB Act” shall have the meaning specified in Section 27(b) hereof.

“GLB Indemnified Party” shall have the meaning specified in Section 27(b) hereof.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the maximum reasonably anticipated liability in respect thereof as determined by such Person in accordance with GAAP. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean Resource Capital Corp., a Maryland corporation, together with its permitted successors and assigns.

“Guaranty” shall mean that certain Guaranty, dated as of the date hereof, made by Guarantor in favor of Buyer as the same may be amended, supplemented or otherwise modified from time to time.

“Hedging Transactions” shall mean, with respect to any or all of the Purchased Assets, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including currency futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by the underlying obligor with respect to any Purchased Asset and pledged to Seller as collateral for such Purchased Asset, with one or more counterparties that complies with such rating requirement applicable to such Hedging Transaction set forth in the related Purchased Asset Documents or which is otherwise acceptable to Buyer; provided that Seller shall not grant or permit any liens, security interests, charges, or encumbrances with respect to the security interest granted to it with respect to any such Hedging Transactions for the benefit of any Person other than Buyer.

“Income” shall mean, with respect to any Purchased Asset at any time, any payment or other cash distribution thereon of the following, and after deducting any required servicing compensation: principal, interest, dividends, fees, reimbursements or proceeds thereof (including sales proceeds) or other cash distributions thereon (including casualty or condemnation proceeds) that are intended to be paid to and retained by the lender under the Purchased Asset (as opposed to deposit into any escrow or reserve).

“Indebtedness” shall mean, for any Person: (i) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (ii) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within sixty (60) days of the date the respective goods are delivered or the respective services are rendered; (iii) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (iv) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (v) Capital Lease Obligations of such Person; (vi) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (vii) Indebtedness of others Guaranteed by such Person; (viii) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (ix) Indebtedness of general partnerships of which such Person is a general partner or of which such Person is secondarily on contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness, to supply or advance sums or otherwise; and (x) all net liabilities or obligations under any interest rate swap, interest rate cap, interest rate floor, interest rate collar or other hedging instrument or agreement.

“Indemnified Amounts” shall have the meaning specified in Section 20(a) of this Agreement.

“Indemnified Parties” shall have the meaning specified in Section 20(a) of this Agreement.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Appraiser” shall mean an independent professional real estate appraiser who is a member in good standing of the American Appraisal Institute, and, if the state in which the subject Eligible Property is located certifies or licenses appraisers, is certified or licensed in such state, and in each such case, who has a minimum of five (5) years’ experience in the subject property type.

“Independent Director” shall mean, with respect to any corporation or limited liability company, an individual who: (a) is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation, Puglisi & Associates or, if none of those companies is then providing professional independent directors, another nationally-recognized company reasonably approved by Buyer, in each case that is not an Affiliate of such corporation or limited liability company and that provides professional independent directors and other corporate services in the ordinary course of its business; (b) is duly appointed as a member of the board of directors of such corporation or as an independent manager, member of the board of managers, or special member of such limited liability company; and (c) is not, and has never been, and will not while serving as Independent Director be (i) a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of such corporation or limited liability company or any of its equityholders or affiliates (other than an affiliate that is not in the direct chain of ownership of such corporation or limited liability company and that is a Single-Purpose Entity; provided that the fees such individual earns from serving as an Independent Director of such affiliates in any given year constitute in the aggregate less than 5% of such individual’s annual income for that year); (ii) a creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its equityholders or affiliates (other than a nationally recognized company that routinely provides professional independent managers or directors and that also provides lien search and other similar services to such corporation or limited liability company or any of its equityholders or affiliates in the ordinary course of business); (iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or (iv) a Person that controls (whether directly, indirectly or otherwise) any of clauses (i) or (ii) above.

“Insolvency Law” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insured Closing Letter and Escrow Instructions” shall mean a letter addressed to Seller and Buyer from the title insurance underwriter (or any agent thereof) acting as an agent for each Table Funded Purchased Asset and related escrow instructions, which letter and instructions shall be in form and substance reasonably acceptable to Buyer and Seller.

“IRS” shall mean the United States Internal Revenue Service.

“Last Endorsee” shall have the meaning specified in Section 7(b)(i) of this Agreement.

“LIBOR” shall mean, for any Pricing Period with respect to a Purchased Asset, the per annum rate for deposits in U.S. dollars that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as one-month LIBOR as of 11:00 a.m. (London time) on the related Pricing Rate Reset Date.

“LIBOR Rate” shall mean, as of any date of determination, a rate per annum determined in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR
1.00 – LIBOR Rate Reserve Percentage

“LIBOR Rate Reserve Percentage” shall mean, with respect to any date of determination, the reserve percentage (expressed as a decimal fraction) applicable two (2) Business Days before such date under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve Bank of New York, with respect to liabilities or assets consisting of or including any category of liabilities that includes deposits by reference to which the interest rate on Transactions is determined having a term comparable to the applicable Collection Period.

“LIBOR Transaction” shall mean any Transaction with respect to which the Pricing Rate is determined with reference to the LIBOR Rate.

“LTV” shall mean, with respect to any Eligible Asset, the ratio of the aggregate outstanding debt (which shall include such Eligible Asset and all debt senior to or pari passu with such Eligible Asset) secured, directly or indirectly, by the related Eligible Property or Properties, to the aggregate market value of such Eligible Property or Properties as determined by Buyer in its sole good faith discretion.

“Margin Credit Event” shall mean, with respect to any Purchased Asset, the date upon which material adverse changes relative to Buyer’s initial underwriting or the most recent determination of Market Value relative to the financial performance or condition of (i) the underlying Mortgaged Property, (ii) the Mortgagor (or its sponsor(s)) in relation to such Purchased Asset or (iii) the commercial real estate market in the relevant jurisdiction relating to the underlying Mortgaged Property, exist with respect to such Purchased Asset as determined by Buyer in its sole discretion exercised in good faith (using customary factors utilized by Buyer in its ordinary course, which may include an agreed-upon market recognized third-party source, but specifically excluding any changes in spreads, rates or other comparable benchmarks).

“Margin Deficit” shall have the meaning specified in Section 4(a) of this Agreement.

“Market Value” shall mean, with respect to any Purchased Asset as of any relevant date, (1) for purposes of Sections 3(b) or 14(b)(iii) of this Agreement, the market value of such Purchased Asset on such date, as determined by Buyer in its sole discretion, or (2) for all other purposes in this Agreement or any other Transaction Document, the market value of the Purchased Asset taking into account the financial performance or condition of (i) the underlying Mortgaged Property, (ii) the Mortgagor (or its sponsor(s)) in relation to such Purchased Asset or (iii) the commercial real estate market in the relevant jurisdiction relating to the underlying Mortgaged Property, with respect to such Purchased Asset as determined by Buyer in its sole discretion exercised in good faith (using customary factors utilized by Buyer in its ordinary course, which may include an agreed-upon market recognized third-party source, but specifically excluding any changes in spreads, rates or other comparable benchmarks).

“Material Adverse Effect” shall mean a material adverse effect, taken as a whole on (i) the property, business, operations, financial condition prospects or credit quality of Guarantor, Pledgor, and/or Seller, (ii) the ability of the Guarantor or Seller to perform its obligations under any of the Transaction Documents to which it is party, (iii) the validity or enforceability of any the Transaction Documents, (iv) the rights and remedies of Buyer under any of the Transaction Documents or (v) the Market Value, rating (if applicable) or liquidity of any Purchased Asset or of all the Purchased Assets in the aggregate.

“Maximum Asset Exposure Threshold” shall mean, with respect to any Eligible Asset, the Maximum Purchase Percentage, multiplied by the LTV of such Eligible Asset shall not exceed 60%, unless otherwise permitted by Buyer in its sole discretion.

“Maximum Purchase Percentage” shall mean, with respect to any Purchased Asset, the “Maximum Purchase Price Percentage” specified in Schedule 1 (or as otherwise specified in the applicable Confirmation), as adjusted in accordance with Schedule 1 (or as otherwise specified in the applicable Confirmation).

“Monthly Statement” shall mean, for each calendar month during which this Agreement shall be in effect, Servicer’s monthly remittance report, which report shall be delivered to Buyer for each calendar month during the term of this Agreement within fifteen (15) days following the end of such calendar month.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“More Favorable Agreement” shall have the meaning specified in Section 20(a) of this Agreement.

“Mortgage” shall mean the mortgage, deed of trust, deed to secure debt or other instruments, creating a valid and enforceable first lien on or a first priority ownership interest in a Mortgaged Property.

“Mortgage Loan” shall mean (i) a whole commercial mortgage loan or (ii) a First Mortgage A-Note, in each case secured by a Mortgage and evidenced by a Mortgage Note and all other Purchased Asset Documents, all right, title and interest of Seller in and to any Mortgaged Property covered by the related Mortgage and all related Servicing Rights.

“Mortgage Note” shall mean (a) with respect to a Mortgage, a note or other evidence of indebtedness of a Mortgagor secured by such Mortgage and (b) with respect to a Participation Interest, a Participation Certificate evidencing such Participation Interest.

“Mortgaged Property” shall mean the real property or properties securing repayment of the debt evidenced by a Mortgage Note (or Mortgage Notes, in the case of an AB Mortgage Loan or Split Mortgage Loan).

“Mortgagor” shall mean the obligor on a Mortgage Note, the grantor of the related Mortgage and the owner of the related Mortgaged Property.

“New Asset” shall mean an Eligible Asset that Seller proposes to sell to Buyer pursuant to a Transaction.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” shall mean, as to any Person, a certificate of the chief executive officer, the chief financial officer, the president, any vice president or the secretary of such Person.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that may arise from any payment made under any Transaction Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Transaction Document.

“Participation Certificate” shall mean a participation certificate which evidences the outstanding balance of a Participation Interest.

“Participation Interest” shall mean a senior controlling pari passu participation interest in a performing Mortgage Loan.

“Permitted Encumbrances” shall mean (a) liens for real property Taxes, ground rents, water charges, sewer rates and assessments not yet due and payable; (b) liens arising by operation of law (such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and similar liens) arising in the ordinary course of business which are (i) discharged by payment, bonding or otherwise or (ii) being contested in good faith by the related Mortgagor in accordance with the related Purchased Asset Documents; (c) covenants, conditions and restrictions, rights of way, easements and other matters of public record, which do not individually or in the aggregate, in the reasonable judgment of Seller, materially interfere with (i) the current use of the related Mortgaged Property, (ii) the security intended to be provided by the related Mortgage, (iii) the underlying obligor’s ability to pay its obligations when they become due or (iv) the value of the related Mortgaged Property; (d) liens and encumbrances set forth in the related Title Policy; and (e) rights of existing or future tenants as tenants only pursuant to leases.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) established or maintained during the five-year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five-year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

“Plan Assets” shall mean assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(l) of the Code) subject to Section 4975 of the Code, or (iii) governmental plan (as defined in Section 3(32) of ERISA) subject to any other federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.

“Pledge and Security Agreement” shall mean that certain Pledge and Security Agreement, dated as of the date hereof, by Pledgor in favor of Buyer, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time, pledging all of Pledgor’s interest in the Capital Stock of Seller to Buyer.

“Pledgor” shall mean RCC REAL ESTATE, INC., a Delaware corporation.

“Portfolio Exposure Threshold” shall mean that the product of (i) the actual weighted-average aggregate Purchase Percentage of all Purchased Assets, multiplied by (ii) the weighted average LTV for all Purchased Assets does not exceed 57.5%, unless otherwise permitted by Buyer in its sole discretion.

“Power of Attorney to Buyer” shall mean (i) that certain Power of Attorney to Buyer dated as of the date hereof executed by Seller in favor of Buyer and (ii) such other power of attorney executed pursuant to this Agreement in substantially the form attached as Exhibit II-1.

“Power of Attorney to Seller” shall mean (i) that certain Power of Attorney to Seller dated as of the date hereof executed by Buyer in favor of Seller and (ii) such other power of attorney executed pursuant to this Agreement substantially in the form of Exhibit II-2.

“Preliminary Approval” shall have the meaning specified in Section 3(b) of this Agreement.

“Preliminary Due Diligence Package” shall mean, with respect to any New Asset, the following due diligence information, to the extent applicable and in Seller’s possession or reasonably and customarily available to Seller, relating to such New Asset to be provided by Seller to Buyer pursuant to this Agreement:

(a) Seller’s internal credit committee or investment committee memorandum, among other things, outlining the proposed transaction, including potential transaction benefits and all material underwriting risks and Underwriting Issues, anticipated exit strategies, underwriting models;

(b) current rent roll and rollover schedule, if applicable;

(c) cash flow pro forma, plus historical information, if available;

(d) flood certification (of the equivalent in the applicable jurisdiction);

(e) maps and photos, if available;

(f) interest coverage ratios and Debt Yield Ratio;

(g) description of the Mortgaged Property, along with a description of the Mortgagor and sponsor (including their experience with other projects, ownership structure and financial statements);

(h) loan-to-value ratio;

(i) Seller’s or any Affiliate’s relationship with the Mortgagor or any affiliate;

(j) material third party reports, to the extent available and applicable, including: (i) engineering and structural reports, each in form and prepared by consultants listed on Exhibit VIII or otherwise reasonably acceptable to Buyer; (ii) current Appraisal; (iii) Phase I environmental report (including asbestos and lead paint report) and, if applicable, Phase II or other follow-up environmental report if recommended in Phase I, each in form and prepared by consultants listed on Exhibit VIII or otherwise reasonably acceptable to Buyer; (iv) seismic reports, each in form and prepared by consultants acceptable to Buyer; (v) operations and maintenance plan with respect to asbestos containing materials, each in form and prepared by consultants listed on Exhibit VIII or otherwise reasonably acceptable to Buyer; and (vi) the servicing data tape;

(k) copies of documents evidencing such New Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, Mortgagor’s organizational documents, loan and collateral pledge agreements, and intercreditor agreements, as applicable;

(l) insurance certificates or other evidence of insurance coverage evidencing the insurance required to be maintained with respect to any Eligible Property or Properties pursuant to Section 3(c)(iv) hereof (including evidence of terrorism insurance coverage and such other customary insurance coverage satisfactory to Buyer);

(m) analyses and reports with respect to such other matters concerning the New Asset as Buyer may in its reasonable discretion require; and

(n) with respect to any Transaction involving a New Asset that is a Future Advance Asset, Seller shall indicate in the related Preliminary Due Diligence Package that such New Asset is a Future Advance Asset and shall provide Buyer with the information required to complete the Confirmation regarding such Future Advance Asset, as well as the then remaining unfunded principal amount of all Purchased Assets that constitute Future Advance Assets.

“Prescribed Laws” shall mean, collectively, (a) the USA PATRIOT Act, (b) Executive Order 13224, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq., (d) the Bank Secrecy Act (31 U.S.C. Sections 5311 et seq.) as amended and (e) all other Requirements of Law relating to money laundering or terrorism, including without limitation, the USA PATRIOT Act and all regulations and executive orders promulgated with respect to money laundering or terrorism, including, without limitation, those promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury.

“Price Differential” shall mean, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Repurchase Price thereof (excluding any amount attributable to Price Differential in the definition thereof), calculated on the basis of a three hundred sixty (360) day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (such aggregate amount to be reduced by any amount of such Price Differential paid by Seller to Buyer, prior to such date, with respect to such Transaction).

“Pricing Period” shall mean, with respect to each Purchased Asset, (a) in the case of the first (1st) Remittance Date, the period from and including the original Purchase Date for such Purchased Asset to but excluding the next following Remittance Date, and (b) in the case of each subsequent Remittance Date, the one-month period from and including the preceding Remittance Date to but excluding such Remittance Date; provided that no Pricing Period for a Purchased Asset shall end after the Repurchase Date for such Purchased Asset.

“Pricing Rate” shall mean, for any Pricing Period with respect to a Purchased Asset, an annual rate equal to the LIBOR Rate for such Pricing Period, plus the Applicable Spread for the related Purchased Asset (subject to adjustment and/or conversion as provided in Sections 3(l), 3(m), 3(o) and 3(p) of this Agreement).

“Pricing Rate Reset Date” shall mean, with respect to a Purchased Asset, (a) in the case of the first (1st) Pricing Period for such Purchased Asset, the original Purchase Date for such Purchased Asset, and (b) in the case of each subsequent Pricing Period, two (2) Business Days preceding the Remittance Date on which such Pricing Period begins.

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received in respect thereof (including casualty or condemnation proceeds to the extent that such proceeds are not required under the underlying loan documents to be reserved, escrowed, readvanced or applied for the benefit of the Mortgagor or the related Mortgaged Property). For purposes of clarification, prepayment premiums, fees or penalties shall not be deemed to be principal.

“Prohibited Person” shall mean any Person: (i) listed in the Annex to, or otherwise subject to the provisions of, Executive Order 13224; (ii) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224;(iii) with whom Buyer is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including Executive Order 13224;(iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224;(v) that is the subject of Sanctions;(vi) that is a foreign shell bank; (vii) that is a resident of, or whose subscription funds are transferred from or through an account in, a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the FATF, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur (see http://www.fatf-gati.org for the FATF’s “Non-Cooperative Countries and Territories Initiative”); or (viii) who is an Affiliate of a Person described above.

“Public Sale” shall mean the sale (including a spin-off or similar transaction) in one or a series of transactions through which the Guarantor or any direct or indirect owner of 100% of the legal or beneficial interest in the Guarantor becomes a Public Vehicle.

“Public Vehicle” shall mean a Person whose securities are listed and traded on a nationally or internationally recognized securities exchange or quoted on a nationally or internationally recognized automated quotation system.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which such Purchased Asset is transferred by Seller to Buyer.

“Purchase Percentage” shall mean, with respect to any Purchased Asset, the applicable Maximum Purchase Percentage specified in Schedule 1 (or as otherwise specified in the applicable Confirmation), as adjusted in accordance with Schedule 1 (or as otherwise specified in the applicable Confirmation).

“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Buyer on the applicable Purchase Date. The Purchase Price as of any Purchase Date for any Purchased Asset shall be an amount (expressed in dollars) equal to the product of (a) the Market Value of such Purchased Asset, multiplied by (b) the applicable Purchase Percentage. The Purchase Price shall increase by any Future Advance Purchase pursuant to Section 3(h) and any payment made to Seller in connection with a Margin Excess pursuant to Section 4(b), and shall decrease by any payment applied in connection with a Margin Deficit pursuant to Section 4(a) and any Principal Payment applied pursuant to Section 5 to reduce such Purchase Price and any other amounts paid to Buyer by Seller to reduce such Purchase Price.

“Purchase Term” shall mean, with respect to any Purchased Asset and any date of determination, the applicable period from the Purchase Date for such Purchased Asset to such date of determination.

“Purchased Asset” shall mean (i) with respect to any Transaction, the Eligible Assets sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Assets sold by Seller to Buyer.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents specified in Schedule 2.

“Purchased Asset File” shall mean the Purchased Asset Documents, together with any additional documents and information required to be delivered to Buyer or its designee (including Custodian) pursuant to this Agreement.

“Purchased Asset File Checklist” shall have the meaning specified in the Custodial Agreement.

“Purchased Asset Schedule” shall have the meaning specified in the Custodial Agreement.

“Quarterly Report” shall mean, for each fiscal quarter during which this Agreement shall be in effect, (i) Seller’s or Servicer’s, as applicable, certified written report summarizing (with a separate cover sheet for each Purchased Asset or, in the case of a Purchased Asset secured (directly or indirectly) by a portfolio of Mortgaged Properties, a cover sheet for such portfolio on a consolidated basis), with respect to the Mortgaged Properties securing each Purchased Asset (or, in the case of a Purchased Asset secured (directly or indirectly) by a portfolio of Mortgaged Properties, such information on a consolidated basis), the net operating income, debt service coverage, occupancy, the revenues per room (for hospitality properties) and sales per square footage (for retail properties), in each case, to the extent received by Seller, and such other information as mutually agreed by Seller and Buyer, and (ii) the updated underwriting report, which reports shall be delivered to Buyer for each fiscal quarter during the term of this Agreement within forty-five (45) days following the end of the first three fiscal quarters and ninety (90) days after the end of each fiscal year.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor thereto), as the same may be modified and supplemented and in effect from time to time.

“Remittance Date” shall mean the fifteenth (15th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day.

“Representatives” shall have the meaning specified in Section 27(a) hereof.

“Repurchase Assets” shall have the meaning specified in Section 6(a) hereof.

“Repurchase Date” shall mean, with respect to any Purchased Asset, the date that is the earliest to occur of the following: (a) the Facility Termination Date, (b) the date otherwise specified in the related Confirmation, or (c) if applicable, the related Early Repurchase Date or Accelerated Repurchase Date.

“Repurchase Obligations” shall mean the Aggregate Repurchase Price and all other amounts due under the Transaction Documents (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) irrespective of whether such obligations are direct or indirect, absolute or contingent, matured or unmatured.

“Repurchase Price” shall mean, with respect to any Purchased Asset, as of any date, the price at which such Purchased Asset is to be transferred from Buyer to Seller upon termination of the related Transaction; in each case, such price shall equal the sum of the then outstanding Purchase Price of such Purchased Asset and the accrued and unpaid Price Differential with respect to such Purchased Asset as of the date of such determination, minus all Income and other cash actually received by Buyer in respect of such Purchased Asset and applied towards the Repurchase Price and/or Price Differential pursuant to this Agreement.

“Requirement of Law” shall mean any law (including, without limitation, Prescribed Law), treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or any other Governmental Authority whether now or hereafter enacted or in effect.

“Reserve Requirements” shall mean, with respect to any date of determination, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such date (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) maintained by Buyer.

“Sanctions” shall have the meaning specified in Section 10(xxv)(A) of this Agreement.

“SEC” shall mean the Securities and Exchange Commission.

“Seller” shall have the meaning specified in the introductory paragraph of this Agreement.

“Servicer” shall mean Wells Fargo Bank, N.A., or any successor servicer appointed by Buyer and reasonably acceptable to Seller; provided that the provisions of Section 22 are satisfied.

“Servicer Acknowledgment” shall mean (i) that certain servicer acknowledgment, dated as of the date hereof, executed by Seller and acknowledged by Servicer and Buyer and (ii) such other servicer acknowledgment entered into by Seller on Buyer’s behalf in accordance with Section 22 of this Agreement.

“Servicing Agreement” shall mean (i) that certain Servicing Agreement, dated as of the date hereof, by and between Servicer, and Seller and (ii) such other servicing or subservicing agreement entered into by Seller on Buyer’s behalf in accordance with Section 22 of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Servicing Records” shall have the meaning specified in Section 22(b) of this Agreement.

“Servicing Rights” shall mean contractual, possessory or other rights of any Person to administer, service or subservice any Purchased Assets (or to possess any Servicing Records relating thereto), including: (i) the rights to service the Purchased Assets; (ii) the right to receive compensation (whether direct or indirect) for such servicing, including the right to receive and retain the related servicing fee and all other fees with respect to such Purchased Assets; and (iii) all rights, powers and privileges incidental to the foregoing, together with all Servicing Records relating thereto.

“Significant Modification” shall mean (i) any extension (not contemplated by the Purchased Asset Documents), material amendment, material waiver, termination, rescission, cancellation, release, subordination not contemplated by the Purchased Asset Documents, or other modification to the terms of, or any collateral, guaranty or indemnity for, any Purchased Asset or Purchased Asset Document (including, without limitation, any provision related to the amount or timing of any scheduled payment of interest or principal, the validity, perfection or priority of any security interest, or the release of any collateral or obligor unless contemplated by the underlying loan documents and any and all conditions relating to such modifications have been satisfied), (ii) any sale, transfer, disposition or any similar action with respect to any collateral for any Purchased Asset not contemplated by the Purchased Asset Documents, or (iii) the foreclosure or exercise of any material right or remedy by the holder of any Purchased Asset or Purchased Asset Document; provided, however, the application of monies in any excess cash flow or comparable reserve to Property or Purchased Asset expenses, or the application of monies in any other Purchased Asset reserve or escrow that Seller reasonably anticipates will not be utilized to Property or Purchased Asset expenses, in each case, shall not constitute a Significant Modification, so long as such monies are not released to Seller.

“Single-Purpose Entity” shall mean any corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date hereof, has complied with and shall at all times comply with the provisions of Section 13 of this Agreement.

“SIPA” shall have the meaning specified in Section 25(a) of this Agreement.

“Split Mortgage Loan” shall mean a Mortgage Loan evidenced by two or more senior pari passu Mortgage Notes.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, Inc., a division of the McGraw Hill Companies Inc. and any successor in interest.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity Controlled by such Person. Unless otherwise qualified, all references to a Subsidiary or to Subsidiaries in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller and/or Guarantor.

“Supplemental Due Diligence Package” shall mean, with respect to any New Asset, information or deliveries concerning such New Asset that Buyer shall reasonably request that are in Seller’s possession or reasonably obtainable in addition to the Preliminary Due Diligence Package, including, without limitation, a credit approval memorandum representing the final terms of the underlying transaction, a loan-to-value ratio computation and a final Debt Yield Ratio computation for such New Asset.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which a Mortgaged Property is located) survey of a Mortgaged Property prepared by a registered independent surveyor and in form and content reasonably satisfactory to Buyer and the company issuing the Title Policy for such Mortgaged Property.

“Table Funded Purchased Asset” shall mean a Purchased Asset which is sold to Buyer simultaneously with the origination or acquisition thereof, which origination or acquisition is financed with the Purchase Price, pursuant to Seller’s request, paid directly to a title company or other settlement agent, in each case, approved by Buyer, for disbursement in connection with such origination or acquisition. A Purchased Asset shall cease to be a Table Funded Purchased Asset after Custodian has delivered a Trust Receipt to Buyer certifying its receipt of the Purchased Asset File therefor.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title Policy” shall mean (a) an American Land Title Association lender’s title insurance policy or a comparable form of lender’s title insurance policy approved for use in the applicable jurisdiction, in form and substance reasonably acceptable to Buyer or, (b) if such policy has not yet been issued, (i) a pro forma policy, (ii) a preliminary title policy together with an Insured Closing Letter and Escrow Instructions or (iii) a “marked up” commitment, in each case that is binding on the title insurer.

“Transaction” shall have the meaning specified in Section 1 of this Agreement.

“Transaction Conditions Precedent” shall have the meaning specified in Section 3(f) of this Agreement.

“Transaction Costs” shall have the meaning specified in Section 20(b) of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, the Blocked Account Agreement, the Custodial Agreement, the Fee Letter, the Guaranty, the Pledge and Security Agreement, the Servicing Agreement and Servicer Acknowledgment, the Power of Attorney to Buyer, the Power of Attorney to Seller, all Confirmations executed pursuant to this Agreement in connection with specific Transactions and all other documents executed in connection herewith and therewith.

“Transfer” shall mean, with respect to any Person, any sale or other whole or partial conveyance of all or any portion of such Person’s assets, or any direct or indirect interest therein to a third party (other than in connection with the transfer of a Purchased Asset to Buyer in accordance herewith), including the granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such assets or the subjecting of any portion of such assets to restrictions on transfer.

“Transfer Documents” shall mean, with respect to any Purchased Asset, all applicable Purchased Asset Documents necessary to transfer all of Seller’s right, title and interest in such Purchased Asset to Buyer in accordance with the terms of this Agreement.

“Trust Receipt” shall mean a trust receipt issued by Custodian, or, in the case of a Table Funded Purchased Asset, Bailee, to Buyer substantially in the form required under the Custodial Agreement or the Bailee Agreement.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interest is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, with respect to perfection or the effect of perfection or non-perfection, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such perfection or effect of perfection or non-perfection.

“Underwriting Issues” shall mean, with respect to any New Asset, all material information of which Seller has actual knowledge that, based on the making of reasonable inquiries and the exercise of reasonable care and diligence by a reasonable institutional mortgage loan buyer in determining whether to originate or acquire such New Asset under the circumstances, would, in the context of the totality of the Transaction in question, be considered a materially “negative” factor (either separately or in the aggregate with other information relating to such New Asset), including, but not limited to, whether such New Asset was repurchased from any warehouse loan facility or a repurchase transaction due to the breach of a representation and warranty or a material defect in loan documentation or closing deliveries (such as the absence of any material Purchased Asset Document(s)).

“Upfront Fee” shall have the meaning specified in the Fee Letter.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 3(r)(ii)(C) hereof.

“Voting Stock” shall mean, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the 1934 Act) as of any date, the Capital Stock of that person that is at the time entitled to vote generally in the election of the board of directors of that person.

3.	INITIATION; CONFIRMATION; TERMINATION; FEES

(a) Seller may prior to the Facility Termination Date, from time to time request that Buyer enter into a Transaction with respect to one or more New Assets by submitting a Preliminary Due Diligence Package for Buyer’s review and approval, which approval shall be in Buyer’s sole discretion. Notwithstanding anything to the contrary herein, Buyer shall have no obligation to consider for purchase any New Asset if, immediately after the purchase of such New Asset, the Aggregate Repurchase Price would exceed the Facility Amount. Buyer and its representatives shall have the right to review all New Assets proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such New Assets as Buyer determines is necessary in Buyer’s sole discretion. Notwithstanding any provision to the contrary herein or in any other Transaction Document, Buyer shall be entitled to determine, in its sole discretion, whether a New Asset qualifies as an Eligible Asset or whether to reject any New Asset proposed to be sold to Buyer by Seller.

(b) Upon Buyer’s receipt of a Preliminary Due Diligence Package, Buyer shall have the right to request a Supplemental Due Diligence Package to evaluate the proposed Transaction. Upon Buyer’s receipt or waiver of such Supplemental Due Diligence Package, Buyer shall, in its sole discretion, within five (5) Business Days, either (i) notify Seller of its intent to proceed with the Transaction together with its determination of the Purchase Price and the Market Value for the related New Asset (such notice, a “Preliminary Approval”) or (ii) deny Seller’s request. Buyer’s failure to respond to Seller within five (5) Business Days shall be deemed to be a denial of Seller’s request to enter into the proposed Transaction, unless Buyer and Seller have agreed otherwise in writing.

(c) Upon Seller’s receipt of Preliminary Approval with respect to a Transaction, Seller shall, if Seller desires to enter into such Transaction with respect to the related New Asset upon the terms set forth by Buyer in the Preliminary Approval, deliver the documents set forth below in this Section 3(c) with respect to each New Asset and related Eligible Property or Properties (to the extent not already delivered in the Preliminary Due Diligence Package or in the Supplemental Due Diligence Package) as a condition precedent to a Final Approval and issuance of a Confirmation, all in a manner and/or form satisfactory to Buyer in its sole discretion and pursuant to documentation satisfactory to Buyer in its sole discretion:

(i) Delivery of Purchased Asset Documents. Copies of each of the final Purchased Asset Documents, or drafts of such Purchased Asset Documents in substantially final form if such New Asset is being originated concurrently with the transfer to Buyer, subject to delivery of final, executed copies of such Purchased Asset Documents on the Purchase Date of such New Asset.

(ii) Environmental and Engineering. A “Phase I” (and, if recommended by the Phase I, a “Phase II”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Buyer, by an engineer and an environmental consultant listed on Exhibit VIII or otherwise approved by Buyer in its reasonable discretion.

(iii) Appraisal. If obtained by Seller, an Appraisal or a Draft Appraisal of the related Eligible Property or Properties dated less than one hundred eighty (180) days prior to the proposed Purchase Date. If Buyer receives only a Draft Appraisal prior to entering into a Transaction, Seller shall use its best efforts to deliver an Appraisal on or before thirty (30) days after the Purchase Date.

(iv) Insurance. Certificates or other evidence of insurance detailing insurance coverage in respect of the related Eligible Property or Properties of types (including but not limited to casualty, general liability and terrorism insurance coverage), in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents and otherwise reasonably satisfactory to Buyer. Such certificates or other evidence shall indicate that Seller (or as to a New Asset that is a Participation Interest, the lead lender on the related whole loan in which Seller is a participant) will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Asset Documents.

(v) Opinions of Counsel. Copies of all legal opinions with respect to the New Asset (which shall include a non-consolidation opinion, if applicable) that shall be in form and substance reasonably satisfactory to Buyer; provided that Seller may deliver drafts of such opinions if such New Asset is being originated concurrently with the transfer to Buyer and shall deliver final, executed copies of such legal opinions on the Purchase Date of such New Asset.

(vi) Title Policy. (A) An unconditional commitment from the title company to issue a Title Policy or Policies in favor of Seller and Seller’s successors and/or assigns with respect to each Mortgage securing such New Asset with an amount of insurance that shall be not less than the principal balance of such New Asset (which may be attached to a customary form of closing escrow letter), or (B) an endorsement or confirmatory letter from the title company that issued the existing Title Policy (in an amount not less than the principal balance of such New Asset) in favor of Seller and Seller’s successors and assigns adding such parties as an additional insured.

(vii) Additional Real Estate Matters. To the extent obtained by Seller, such other real estate related certificates and documentation as may have been reasonably requested by Buyer, such as: (A) certificates of occupancy issued by the appropriate Governmental Authority and either letters certifying that the related Eligible Property or Properties are in compliance with all applicable zoning laws issued by the appropriate Governmental Authority, a zoning report in form and prepared by a zoning consultant reasonably satisfactory to Buyer or evidence that the related Title Policy includes a zoning endorsement, if applicable; and (B) abstracts of all material commercial leases in effect at the Mortgaged Property delivered in connection with the New Asset.

(viii) Exception Report. A written list of any exceptions to the representations and warranties in Exhibit III attached hereto (an “Exception Report”).

(ix) Other Documents. Such other documents as Buyer shall reasonably deem to be necessary and that are in Seller’s possession or reasonably obtainable.

(d) Within five (5) Business Days of Seller’s delivery of the documents and materials contemplated in Section 3(c) above, Buyer shall in its sole discretion notify Seller that either (A) Buyer has not approved the New Asset or (B) Buyer agrees to purchase the New Asset, subject to satisfaction (or waiver by Buyer) of the Transaction Conditions Precedent (such notice, a “Final Approval”) set forth in Section 3(f) below. Buyer’s failure to respond to Seller within five (5) Business Days shall be deemed to be a denial of Seller’s request that Buyer purchase the New Asset, unless Buyer and Seller have agreed otherwise in writing.

(e) Subject to satisfaction of the Transaction Conditions Precedent, Buyer shall deliver to Seller an executed Confirmation with respect to a proposed Transaction; provided that, unless otherwise agreed by Seller, Buyer shall deliver a separate Confirmation with respect to each New Asset that will be the subject of a Transaction. Each Confirmation shall be deemed to be incorporated herein by reference with the same effect as if set forth herein at length.

(f) Subject to Seller’s rights under Section 3(g) hereof, Buyer shall transfer the Purchase Price to Seller with respect to each New Asset for which it has issued a Confirmation on the Purchase Date specified in such Confirmation (which Purchase Date shall be at least two (2) Business Days after the date the Final Approval is delivered), and the related New Asset shall be concurrently transferred by Seller to Buyer or Buyer’s nominee; provided that the following conditions (collectively, the “Transaction Conditions Precedent”) shall be satisfied (or waived by Buyer in its sole discretion) with respect to such proposed Transaction:

(i) no Default, Event of Default or Margin Deficit shall have occurred and be continuing as of the Purchase Date;

(ii) Seller shall have executed a Confirmation for such proposed Transaction;

(iii) Guarantor shall have delivered to Buyer a true and accurate Financial Covenant Compliance Certificate, in form and substance of the certificate attached hereto as Exhibit VI, with respect to Guarantor’s most recently ended fiscal quarter for which a Financial Covenant Compliance Certificate is required to be delivered hereunder;

(iv) Reserved

(v) Buyer shall have (A) determined, in its sole discretion in accordance with Section 3(a) of this Agreement, that the New Asset proposed to be sold to Buyer by Seller in such Transaction is an Eligible Asset, (B) obtained internal credit approval for the inclusion of such New Asset as a Purchased Asset in a Transaction, (C) confirmed that, after giving effect to such Purchased Asset, the Concentration Limit shall be satisfied and (D) determined, in its sole discretion, that the Maximum Asset Exposure Threshold and Portfolio Exposure Threshold will be satisfied immediately after giving effect to such proposed Transaction;

(vi) (A) if the New Asset is not a Table Funded Purchased Asset, the applicable Purchased Asset File described in Section 7(b)(i) of this Agreement shall have been delivered to Custodian, and Buyer shall have received a Trust Receipt with respect to such Purchased Asset File, and (B) if the Purchased Asset is a Table Funded Purchased Asset, the documents required by Section 7(b)(i) shall have been delivered to Bailee and Bailee shall have executed and delivered a Bailee Agreement;

(vii) Seller shall have delivered to any Purchased Asset servicer or lead lender a direction letter in accordance with Section 5(a) of this Agreement unless such servicer or lead lender is already remitting debt service and principal payments to Servicer, in which case Seller shall direct Servicer to remit all such amounts into the Blocked Account in accordance with Section 5(a) of this Agreement and to service such payments in accordance with the provisions of this Agreement;

(viii) Seller shall have paid to Buyer (A) any fees then due and payable under the Fee Letter and (B) any unpaid Transaction Costs in respect of such Purchased Asset due and owing by Seller (which amounts, at Seller’s option, may be held back from funds remitted to Seller by Buyer on the Purchase Date);

(ix) the New Asset shall not be a Defaulted Asset;

(x) Buyer shall have received true and complete copies of fully executed originals of all Transfer Documents;

(xi) Buyer shall have received a copy of any document relating to any Hedging Transaction, and Seller shall have validly pledged and assigned to Buyer all of Seller’s rights under the security interest granted to the Seller by the underlying obligor of a Purchased Asset with respect to each Hedging Transaction included within a Purchased Asset, if any;

(xii) no circumstance shall exist or event have occurred resulting in a Material Adverse Effect;

(xiii) there shall not have occurred (A) a material adverse change in financial markets as a result of an outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions, or (B) a general suspension of trading on major stock exchanges, or (C) a material disruption in or moratorium on commercial banking activities or securities settlement services; and

(xiv) no circumstance shall exist or event have occurred resulting in (A) the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by commercial mortgage loans or (B) Buyer not being able to finance Eligible Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events.

(g) Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the related Transaction covered thereby.

(h) Subject to Section 4 of this Agreement, at any time prior to the Repurchase Date, in the event a future advance is to be made by Seller pursuant to the Purchased Asset Documents with respect to a Future Advance Asset, Seller may submit to Buyer a request that Buyer transfer cash to Seller in an amount not to exceed the Maximum Purchase Percentage, multiplied by the amount of such future advance (a “Future Advance Purchase”), which Future Advance shall increase the outstanding Purchase Price for such Future Advance Asset. Buyer shall transfer cash to Seller as provided in this Section 3(h) (and in accordance with the wire instructions provided by Seller in such request) on the date requested by Seller, which date shall be no earlier than two (2) Business Days following the Business Day on which Buyer reasonably determines that the conditions precedent to Buyer’s obligation to make any Future Advance Purchase as set forth in this Section 3(h) have been satisfied (or, in Buyer’s sole discretion, waived). It shall be a condition to Buyer’s obligation to make any Future Advance Purchase that:

(i) no Margin Deficit, Default or Event of Default has occurred and is continuing or will result from the funding of such Future Advance Purchase;

(ii) the funding of the Future Advance Purchase will not cause the aggregate outstanding Purchase Price for all Purchased Assets to exceed the Facility Amount;

(iii) the Future Advance Purchase will not cause the Purchase Price of the applicable Future Advance Asset to exceed the Concentration Limit;

(iv) Buyer shall have determined that the Maximum Asset Exposure Threshold and Portfolio Exposure Threshold will be satisfied immediately after giving effect to the funding of the Future Advance Purchase;

(v) Seller shall have demonstrated to Buyer’s reasonable satisfaction that all conditions to the future advance under the Purchased Asset Documents have been satisfied;

(vi) the Future Advance Purchase shall be equal to or greater than the product of $500,000 multiplied by the applicable Maximum Purchase Percentage; and

(vii) previously or simultaneously with Buyer’s funding of the Future Advance Purchase, Seller shall have funded or caused to be funded to the Mortgagor (or to an escrow agent or as otherwise directed by the Mortgagor) its pro rata portion of such Future Advance Purchase in respect of such Future Advance Asset.

In the event Seller has funded one hundred percent (100%) of a future advance, pursuant to the Purchased Asset Documents with respect to a Future Advance Asset, then Seller may use any amount subsequently funded by Seller in connection with the related Future Advance Purchase to distribute such funds to Seller’s members and investors.

(i) Seller shall be entitled to terminate a Transaction on demand, and repurchase the related Purchased Asset on any Business Day prior to the applicable Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i) no Default, Event of Default or Margin Deficit shall be continuing or would occur or result from such early repurchase, provided, that Seller may repurchase the related Purchased Asset to cure any (A) Margin Deficit in accordance with Section 4 and (B) Default;

(ii) Seller revocably notifies Buyer in writing, no later than five (5) Business Days prior to the Early Repurchase Date, of its intent to terminate such Transaction and repurchase the related Purchased Asset; and

(iii) Seller shall pay to Buyer on the Early Repurchase Date an amount equal to the sum of the Repurchase Price for such Transaction, all Transaction Costs and any other amounts payable by Seller and outstanding under this Agreement or the other Transaction Documents (including, without limitation, Section 3(o), Section 3(p) and Section 3(q) of this Agreement, if any) with respect to such Transaction against transfer to Seller or its agent of the related Purchased Asset.

(j) On the Repurchase Date for any Transaction, termination of the applicable Transaction will be effected by transfer to Seller or, if requested by Seller, its designee of the related Purchased Assets, and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 4 or Section 5 hereof) against the simultaneous transfer to Buyer of the applicable Repurchase Price, all Transaction Costs and any other amounts payable by Seller and outstanding under this Agreement with respect to such Transaction (including without limitation, Section 3(o), Section 3(p) and Section 3(q) of this Agreement, if any) to an account of Buyer.

(k) So long as no Event of Default has occurred and is then continuing, the Repurchase Price with respect to one or more Purchased Assets may be paid in part at any time upon two (2) Business Days prior written notice from Seller to Buyer; provided, however, that any such payment shall be accompanied by an amount representing accrued Price Differential with respect to such Purchased Asset(s) on the amount of such payment and all other amounts then due under the Transaction Documents. Each partial payment of the Repurchase Price that is voluntary (as opposed to mandatory under the terms of this Agreement) shall be in an amount of not less than $1,000,000. If at any time prior to the Repurchase Date there exists Asset Availability with respect to a Purchased Asset, Seller may, on any Business Day, submit to Buyer a request that Buyer transfer cash to Seller so as to increase the outstanding Purchase Price for such Purchased Asset in the amount (not to exceed the Asset Availability) requested by Seller (an “Asset Availability Advance”). The Asset Availability Advance shall be funded by Buyer on the date requested by Seller (which requested funding date shall be one (1) Business Day following the date of Seller’s delivery of a request for an Asset Availability Advance if such request for an Asset Availability Advance is delivered by 3:00 p.m. New York City time on any Business Day). It shall be a condition to Buyer’s obligation to make any Asset Availability Advance that (i) as of the funding of such Asset Availability Advance, no Margin Deficit, Default or Event of Default has occurred and is continuing or would result from the funding of such Asset Availability Advance, and (ii) the funding of the Asset Availability Advance would not cause the aggregate outstanding Purchase Price for all Purchased Assets to exceed the Facility Amount. In connection with any funding of an Asset Availability Advance pursuant to this Section 3(l), Buyer and Seller shall modify the existing Confirmation for the applicable Transaction to set forth the new Purchase Percentage and outstanding Purchase Price for such Purchased Asset. Any Asset Availability Advance shall be in an amount equal to or greater than $1,000,000.

(l) If (i) Buyer shall have reasonably determined (which determination shall be conclusive and binding upon Seller absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate, or (ii) the LIBOR Rate determined or to be determined will not adequately and fairly reflect the cost to Buyer (as reasonably determined by Buyer) of making or maintaining Transactions, Buyer shall give facsimile or telephonic notice thereof to Seller as soon as practicable thereafter. If such notice is given, the Pricing Rate with respect to all outstanding Transactions until such notice has been withdrawn by Buyer, shall be a per annum rate equal to the sum of (i) the Federal Funds Rate, plus (ii) the Alternative Rate Applicable Spread (the “Alternative Rate”).

(m) Notwithstanding any other provision herein, if, after the date of this Agreement, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect LIBOR Transactions as contemplated by the Transaction Documents, (i) the commitment of Buyer hereunder to enter into new LIBOR Transactions and to continue LIBOR Transactions as such shall forthwith be canceled, and (ii) the LIBOR Transactions then outstanding shall be converted automatically to Alternative Rate Transactions.

(n) If Buyer shall have determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law (including, without limitation changes in any Reserve Requirements and any other increase in cost to Buyer) has made it unlawful, or any Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into any Transaction or any Governmental Authority has imposed material restrictions on the authority of Buyer to enter into any Transaction, then on notice thereof by Buyer to Seller, any obligations of Buyer to enter into future Transactions shall be suspended until Buyer notifies Seller that the circumstances giving rise to such determination no longer exist.

(o) Upon demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any loss, cost or expense (not to include any lost profit or opportunity) (including, without limitation, attorneys’ fees and disbursements) that Buyer actually sustains or incurs as a consequence of (i) a default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(i) of a termination of a Transaction, (ii) any payment of all or any portion of the Repurchase Price, as the case may be, on any day other than a Remittance Date, (iii) Seller’s failure to sell Eligible Assets to Buyer after Seller has notified Buyer of a proposed Transaction and Buyer has given a Final Approval to purchase such Eligible Assets in accordance with the provisions of this Agreement, (iv) Buyer’s enforcement of the terms of any of the Transaction Documents or (v) any actions taken to perfect or continue any lien created under any Transaction Document. A certificate as to such losses, costs and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller in writing and shall be prima facie evidence of the information set forth therein, absent manifest error. This Section 3(o) shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(p) If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy, including the Reserve Requirements or any other reserve, special deposit or similar requirements relating to extensions of credit or other assets of Buyer or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding such requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to such requirements) by an amount deemed by Buyer to be material, then from time to time, within five (5) Business Days after submission by Buyer to Seller of a written request therefor, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction. A certificate as to the calculation of any additional amounts payable pursuant to this Section 3(p) shall be submitted by Buyer to Seller and shall be conclusive and binding upon Seller in the absence of manifest error. This Section 3(p) shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(q) Any and all payments by or on account of any obligation of Seller under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased by Seller as necessary so that after such deduction or withholding has been made, Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made. Seller shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law. As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 3(q), Seller shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer.

(r) If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under the Transaction Documents, Buyer shall deliver to Seller, prior to becoming a party to this Agreement, and at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3(r)(i), Section 3(r)(ii) and Section 3(r)(iv) below) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would be illegal, would subject Buyer to any material unreimbursed cost or expense or would otherwise materially prejudice the legal or commercial position of Buyer. Without limiting the generality of the foregoing:

(i) if Buyer is a United States person, it shall deliver to Seller on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of IRS Form W-9 certifying that Buyer is exempt from U.S. federal backup withholding tax;

(ii) if Buyer is not a United States person, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(A) in the case of Buyer claiming the benefits of an income tax treaty to which the United States is a party, (1) with respect to payments characterized as interest for U.S. tax purposes under any Transaction Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed originals of IRS Form W-8ECI;

(C) in the case of Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate to the effect that Buyer is not a

“bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (2) executed originals of IRS Form W-8BEN-E; or

(D) to the extent Buyer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if Buyer is a partnership and one or more direct or indirect partners of Buyer are claiming the portfolio interest exemption, Buyer may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(iii) if Buyer is not a United States person, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and

(iv) if a payment made to Buyer under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine whether Buyer has complied with Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3(r)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement;

provided that Buyer agrees that if any form or certification it previously delivered pursuant to this Section 3(r) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.

(s) If any of the events described in Section 3(n), Section 3(o), Section 3(p) or Section 3(q) occur and result in Buyer’s request for additional amounts, then Seller shall have the option to notify Buyer in writing of its intent to terminate all of the Transactions and this Agreement and repurchase all of the Purchased Assets no later than five (5) Business Days after such notice is given to Buyer, and such repurchase by Seller shall be conducted pursuant to and in accordance with Section 3(h) but without payment of any Exit Fee, and then Seller shall not be entitled to exercise any of its rights thereunder unless (1) similarly situated repurchase buyers or warehouse lenders have been subject to comparable restrictions, or (2) Buyer exercises its comparable rights against all or substantially all of its repurchase sellers and warehouse borrowers. In no event shall Buyer be entitled to request that Seller pay or assume any additional cost or liability if Buyer does not notify Seller of same within 90 days of when Buyer becomes aware of the applicable restriction or change in law or increased cost. The election by Seller to terminate the Transactions in accordance with this Section 3(s) shall not relieve Seller for liability with respect to any additional amounts or increased costs actually incurred by Buyer prior to the actual repurchase of the Purchased Assets.

(t) From and after the Facility Termination Date, Buyer shall have no further obligation to purchase any New Assets. On the Facility Termination Date, Seller shall be obligated to repurchase all of the Purchased Assets and transfer payment of the Repurchase Price for each such Purchased Asset, together with the accrued and unpaid Price Differential and all Transaction Costs and other amounts due and payable to Buyer hereunder, against the transfer by Buyer to Seller of each such Purchased Asset. Following the Facility Termination Date, Buyer shall not be obligated to transfer any Purchased Assets to Seller until payment in full to Buyer of all amounts due hereunder.

(u) Notwithstanding any provision herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives promulgated in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, shall in each case be deemed to be an adoption of or change in a Requirement of Law made subsequent to the date of this Agreement.

4.	MANDATORY PAYMENT OR DELIVERY OF ADDITIONAL ASSETS

(a) Buyer may determine and re-determine the Asset Base Components on any Business Day and on as many Business Days as it may elect. Upon the occurrence of a Margin Credit Event with respect to one or more Purchased Assets, if at any such time the aggregate Purchase Price of such Purchased Assets is greater than the aggregate Asset Base Components of such Purchased Assets as determined by Buyer in its sole, good faith discretion (a “Margin Deficit”), then Seller shall, not later than two (2) Business Days after receipt of notice of such Margin Deficit from Buyer, (i) deliver to Buyer cash, (ii) repurchase such Purchased Assets giving rise to such Margin Deficit at their Repurchase Prices, or (iii) choose any combination of the foregoing, such that, after giving effect to such transfers, the aggregate Purchase Price of such Purchased Assets has been reduced to an amount equal to the aggregate Asset Base Components as re-determined by Buyer; provided that unless and until Seller shall not be required to cure a Margin Deficit unless and until the aggregate Margin Deficit of all Purchased Assets equals or exceeds $500,000 on any date of determination. Any cash delivered to Buyer pursuant to this Section 4(a) shall be applied by Buyer to reduce the Purchase Price of the applicable Purchased Assets.

(b) The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

5.	INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a) On or before the date hereof, Seller and Buyer shall establish and maintain with the Depository Bank a deposit account in the name of Seller and under the sole control of Buyer with respect to which the Blocked Account Agreement shall have been executed (such account, together with any replacement or successor thereof, the “Blocked Account”). Seller shall cause all Income with respect to the Purchased Assets to be deposited in the Blocked Account. In furtherance of the foregoing, Seller shall cause Servicer to remit to the Blocked Account all Income received in respect of the Purchased Assets within one (1) Business Day of receipt. All Income in respect of the Purchased Assets, which may include payments in respect of associated Hedging Transactions, shall be deposited directly into, or, if applicable, remitted directly from the applicable underlying collection account to, the Blocked Account.

(b) Unless an Event of Default shall have occurred and be continuing, on each Remittance Date, all Income (other than Principal Payments, excluding loan amortization) on deposit in the Blocked Account in respect of the Purchased Assets and the associated Hedging Transactions shall be applied as follows:

(i) first, to Buyer, an amount equal to the Price Differential which has accrued and is outstanding in respect of the Transactions as of such Remittance Date;

(ii) second, to Buyer, any accrued and unpaid Unused Fee and all Transaction Costs and all other amounts payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price);

(iii) third, if a Principal Payment in respect of any Purchased Asset has been made during the related Collection Period, to Buyer an amount equal to the product of the amount of such Principal Payment, multiplied by the applicable Purchase Percentage;

(iv) fourth, if a Margin Deficit shall exist with respect to one or more Purchased Assets, to Buyer, an amount such that, after giving effect to such payment, the aggregate Purchase Price of such Purchased Assets is equal to the aggregate Asset Base Components of such Purchased Assets, as determined by Buyer in its sole good faith discretion after giving effect to such payment to the extent of remaining funds in the Blocked Account; and

(v) fifth, to Seller, the remainder, if any.

If, on any Remittance Date, the amounts deposited in the Blocked Account shall be insufficient to make the payments required under (i) through (iii) above of this Section 5(b), and Seller does not otherwise make such payments on such Remittance Date, the same shall not relieve the Seller of its obligations to make the applicable payments in the applicable time frames as required hereunder.

(c) Unless an Event of Default shall have occurred and be continuing, any Principal Payments, excluding loan amortization, shall be applied on the Business Day following the Business Day on which such funds are deposited in the Blocked Account, as follows:

(i) first, to Buyer an amount equal to the product of the amount of such Principal Payment multiplied by the applicable Purchase Percentage for the Purchased Asset to which the Principal Payment relates;

(ii) second, if a Margin Deficit shall exist with respect to one or more Purchased Assets, to Buyer, an amount such that, after giving effect to such payment, the aggregate Purchase Price of such Purchased Assets is equal to the aggregate Asset Base Components of such Purchased Assets, as determined by Buyer in its sole good faith discretion after giving effect to such payment to the extent of remaining funds in the Blocked Account; and

(iii) third, to Seller, the remainder, if any.

(d) If an Event of Default shall have occurred and be continuing, all Income on deposit in the Blocked Account in respect of the Purchased Assets and the associated Hedging Transactions shall be applied as determined in Buyer’s sole discretion pursuant to Section 14(b)(ii).

(e) If at any time during the term of any Transaction any Income is distributed to Seller with respect to the related Purchased Asset or Seller has otherwise received such Income and has made a payment in respect of such Income to Buyer pursuant to this Section 5, and for any reason such amount is required to be returned by Buyer to an obligor under such Purchased Asset (either before or after the Repurchase Date), Buyer may provide Seller with notice of such required return, and Seller shall pay the amount of such required return to Buyer by 2:00 p.m. (New York time) on the Business Day following Seller’s receipt of such notice.

(f) Subject to the other provisions hereof, Seller shall be responsible for all Transaction Costs in respect of any Purchased Assets to the extent it would be so obligated if the Purchased Assets had not been sold to Buyer. Buyer shall provide Seller with notice of any Transaction Costs, and Seller shall pay the amount of any Transaction Costs to Buyer by 2:00 p.m. (New York time) on the later of (i) five (5) Business Days after the date on which Buyer has informed Seller that such amount is due under the Purchased Asset Documents and (ii) three (3) Business Days following Seller’s receipt of such notice.

6.	SECURITY INTEREST

(a) Buyer and Seller intend that all Transactions hereunder be sales to Buyer of the Purchased Assets for all purposes (other than for U.S. federal, state and local income or franchise tax purposes) and not loans from Buyer to Seller secured by the Purchased Assets. However, in the event that any Transaction is deemed to be a loan, Seller hereby pledges to Buyer as security for the performance by Seller of the Repurchase Obligations and hereby grants to Buyer a first priority security interest in all of Seller’s right, title and interest in and to the following (collectively, the “Repurchase Assets”):

(i) all of the Purchased Assets (including, for the avoidance of doubt, all security interests, mortgages and liens on personal or real property securing the Purchased Assets) and related Servicing Rights;

(ii) all Income from the Purchased Assets;

(iii) all insurance policies and insurance proceeds relating to any Purchased Asset or the related Eligible Property;

(iv) all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing;

(v) all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to, any and all of the foregoing; and

(vi) any other property, rights, titles or interests as are specified in the Confirmation and/or the Trust Receipt, the Purchased Asset Schedule or exception report with respect to the foregoing in all instances, whether now owned or hereafter acquired, now existing or hereafter created.

(b) With respect to the security interest in the Repurchase Assets granted in Section 6(a) hereof, and with respect to the security interests granted in Sections 6(c) and 6(d), Buyer shall have all of the rights of a Secured Creditor under the UCC and any other applicable law and, during the continuance of an Event of Default, may exercise all of the remedies of a secured creditor under the UCC and any other applicable law and shall have the right to apply the Repurchase Assets or proceeds therefrom to the obligations of Seller under the Transaction Documents. In furtherance of the foregoing, (i) Buyer, at Seller’s sole cost and expense, shall cause to be filed as a protective filing with respect to the Repurchase

Assets and as a UCC filing with respect to the security interests granted in Sections 6(c) and 6(d) one or more UCC financing statements in form satisfactory to Buyer (to be filed in the filing office indicated therein), in such locations as may be necessary to perfect and maintain perfection and priority of the outright transfer (including under Section 22 of this Agreement) and the security interest granted hereby and, in each case, continuation statements and any amendments thereto (including, without limitation, by causing to be filed any amendments necessary to add or delete Repurchase Assets covered by the financing statement to reflect the purchase and repurchase of Purchased Assets) (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (ii) Seller shall, from time to time, at its own expense, deliver and cause to be duly filed all such further filings, instruments and documents and take all such further actions as may be necessary or desirable or as may be requested by Buyer with respect to the perfection and priority of the outright transfer of the Purchased Assets and the security interest granted hereunder in the Repurchase Assets and the rights and remedies of Buyer with respect to the Repurchase Assets (including under Section 22 of this Agreement) (including the payments of any fees and Taxes required in connection with the execution and delivery of this Agreement).

(c) Seller hereby pledges to Buyer as security for the performance by Seller of the Repurchase Obligations and hereby grants to Buyer a first priority security interest in all of Seller’s right, title and interest in and to Seller’s rights under all Hedging Transactions relating to Purchased Assets entered into by Seller and all proceeds thereof. So long as no Event of Default shall be continuing, Buyer agrees that it will not redirect payments under any Hedging Transaction pledged to Buyer pursuant to the terms of this Section 6(c).

(d) Seller hereby pledges to Buyer as security for the performance by Seller of the Repurchase Obligations and hereby grants to Buyer a first priority security interest in all of Seller’s right, title and interest in and to the Blocked Account and all amounts and property from time to time on deposit therein and all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to, the Blocked Account.

(e) In connection with the repurchase by Seller of any Purchased Asset in accordance herewith, upon receipt of the Repurchase Price by Buyer, Buyer will deliver to Seller, at Seller’s expense, such documents and instruments as may be reasonably necessary and requested by Seller to reconvey such Purchased Asset and any Income related thereto to Seller.

7.	PAYMENT, TRANSFER AND CUSTODY

(a) Subject to the terms and conditions of this Agreement, on the Purchase Date for each Transaction, ownership of the Purchased Assets and all rights thereunder shall be transferred to Buyer or its designee (including Custodian) against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Confirmation relating to such Transaction. Buyer will provide Seller with a Power of Attorney to Seller, allowing Seller to administer, operate and service such Purchased Assets. Provided that no Event of Default shall have occurred and be continuing, such Power of Attorney to Seller shall be binding upon Buyer and Buyer’s successors and assigns.

(b) Seller shall:

(i) with respect to each Table Funded Purchased Asset, (A) not later than 2:00 p.m. (New York time) on the Purchase Date, deliver or cause Bailee to deliver to Buyer, by electronic transmission, a true and complete copy of the related Mortgage Note or Participation Certificate with assignment in blank (as applicable), loan agreement, Mortgage, Title Policy, Insured Closing Letter and Escrow Instructions, if any, and the executed Bailee Agreement; (B) not later than 2:00 p.m.

(New York time) on the third (3rd) Business Day following the Purchase Date, deliver or cause Bailee to deliver and release to Custodian (with a copy to Buyer), together with a Purchased Asset File Checklist, the Purchased Asset Documents with respect to each Purchased Asset identified in the Purchased Asset File Checklist delivered therewith, and (C) not later than two (2) Business Days following receipt of such Purchased Asset Documents by Custodian, cause Custodian to deliver a Trust Receipt confirming such receipt; and

(ii) with respect to each Purchased Asset that is not a Table Funded Purchased Asset, (A) not later than 2:00 p.m. (New York time) one (1) Business Days prior to the related Purchase Date, deliver and release to Custodian (with a copy to Buyer), together with the Purchased Asset File Checklist, the Purchased Asset Documents with respect to each Table Funded Purchased Asset identified in the Purchased Asset File Checklist delivered therewith, and (B) on the Purchase Date, cause Custodian to deliver a Trust Receipt confirming receipt of such Purchased Asset Documents;

provided that if Seller cannot deliver, or cause to be delivered, any of the original Purchased Asset Documents required to be delivered as originals (excluding the Mortgage Note, the Assignment of Mortgage and, if applicable, the Participation Certificate, and any allonge and/or endorsement thereto, originals of which must be delivered at the time required under the provisions above), Seller shall deliver a photocopy thereof and an Officer’s Certificate of Seller certifying that such copy represents a true and correct copy of the original and shall use commercially reasonable efforts to obtain and deliver such original document within one hundred eighty (180) days after the related Purchase Date (or such longer period after the related Purchase Date to which Buyer may consent in its sole discretion, so long as Seller is, as certified in writing to Buyer not less frequently than monthly, using such efforts to obtain the original). After the expiration of such efforts period, Seller shall deliver to Buyer a certification that states, despite Seller’s best efforts, Seller was unable to obtain such original document, and thereafter Seller shall have no further obligation to deliver the related original document.

(c) From time to time, Seller shall forward to Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, Custodian shall hold such other documents on behalf of Buyer and as Buyer shall request from time to time. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer a true copy thereof with an Officer’s Certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to Custodian promptly when they are received. With respect to all of the Purchased Assets delivered by Seller to Buyer or its designee (including Custodian), Seller shall execute an omnibus Power of Attorney to Buyer irrevocably appointing Buyer its attorney-in-fact with full power to, during the continuance of an Event of Default, (i) complete and record any Assignment of Mortgage, (ii) complete the endorsement of any Mortgage Note or Participation Certificate (as applicable) and (iii) take such other steps as may be necessary or desirable to enforce Buyer’s rights against any Purchased Assets and the related Purchased Asset Files and the Servicing Records. Buyer shall deposit the Purchased Asset Files representing the Purchased Assets, or cause the Purchased Asset Files to be deposited directly, with Custodian to be held by Custodian on behalf of Buyer. The Purchased Asset Files shall be maintained in accordance with Custodial Agreement. Any Purchased Asset File not delivered to Buyer or its designee (including Custodian) is and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Buyer or its designee. The possession of the Purchased Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased

Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the transfer, subject to the terms and conditions of this Agreement, of the related Purchased Asset to Buyer. Seller or its designee (including Custodian) shall release its custody of the Purchased Asset File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets or is in connection with a repurchase of any Purchased Asset by Seller or is pursuant to the order of a court of competent jurisdiction.

(d) On the date of this Agreement, Buyer shall have received all of the following items and documents, each of which shall be satisfactory to Buyer in form and substance:

(i) Transaction Documents. (A) This Agreement, duly executed and delivered by Seller and Buyer; (B) the Custodial Agreement, duly executed and delivered by Seller, Buyer and Custodian;(C) the Blocked Account Agreement, duly executed and delivered by Seller, Buyer and Depository Bank; (D) the Fee Letter, duly executed and delivered by Seller and Buyer; and (E) the Guaranty, duly executed and delivered by Guarantor; (F) the Pledge and Security Agreement, duly executed and delivered by Pledgor; (G) the Power of Attorney to Buyer; (H) the Power of Attorney to Seller; (I) the Servicing Agreement and Servicer Acknowledgment duly executed by the parties thereto; and (J) the Filings;

(ii) Fees and Costs. The Upfront Fee and all other Transaction Costs payable to Buyer in connection with the negotiation of the Transaction Documents;

(iii) Organizational Documents. Certified copies of the organizational documents of Seller and Guarantor and resolutions or other documents evidencing the authority of Seller and Guarantor with respect to the execution, delivery and performance of the Transaction Documents to which it is a party and each other document to be delivered by Seller and/or Guarantor from time to time in connection with the Transaction Documents (and Buyer may conclusively rely on such certifications until it receives notice in writing from Seller or Guarantor, as the case may be, to the contrary);

(iv) Legal Opinion. Opinions of counsel to Seller and Guarantor in form and substance satisfactory to Buyer as to authority, enforceability of the Transaction Documents to which it is a party, perfection, bankruptcy safe harbors, the Investment Company Act and such other matters as may be requested by Buyer; and

(v) Other Documents. Such other documents as Buyer may reasonably request.

Upon Buyer’s release of its signature page to this Agreement (which Seller acknowledges shall be conditioned on Buyer’s receipt of the Upfront Fee), the conditions set forth in in this Section 7(d) shall be deemed satisfied, unless, prior to the release of signature pages, any such conditions are specifically agreed to in writing by Buyer as conditions to be satisfied after the release of signature pages to this Agreement.

8.	CERTAIN RIGHTS OF BUYER WITH RESPECT TO THE PURCHASED ASSETS

(a) Subject to the terms and conditions of this Agreement, title to all Purchased Assets shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of its interest in the Purchased Assets in accordance with the terms and conditions of the Purchased Asset Documents. Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging (at its expense) in repurchase transactions with the Purchased Assets with Persons in conformity with the terms and conditions of the Purchased Asset Documents or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Assets to Persons in conformity with the terms and conditions of the Purchased Asset Documents, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Assets to Seller pursuant to Section 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 5 of this Agreement or otherwise affect the rights, obligations and remedies of any party to this Agreement.

(b) Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or an Affiliate of Seller other than as permitted herein. Subject to the terms and conditions of this Agreement, any documents delivered to Custodian pursuant to Section 7 of this Agreement shall be released only in accordance with the terms and conditions of the Custodial Agreement.

9.	EXTENSION OF FACILITY TERMINATION DATE; REDUCTION OF FACILITY AMOUNT

(a) At the request of Seller delivered to Buyer no earlier than ninety (90) days and no later than thirty (30) days before the applicable Facility Termination Date, Seller may annually request an extension of the then current Facility Termination Date for a one (1) year period. Such requests may be approved or denied in Buyer’s sole discretion, and in any case shall be approved only if (i) no Default, Event of Default or Margin Deficit shall exist on the date of Seller’s request to extend or on the then current Facility Termination Date, (ii) all representations and warranties in this Agreement shall be true, correct, complete and accurate in all respects as of the then current Facility Termination Date (except such representations which by their terms speak as of a specified date and subject to any exceptions disclosed to Buyer in an Exception Report prior to such date and approved by Buyer), and (iii) on or before the then current Facility Termination Date, Seller shall have paid the Extension Fee to Buyer.

(b) At any time prior to the Facility Termination Date, Buyer shall, upon Seller’s request (which must be in writing), reduce the Facility Amount, provided, that such request is delivered to Buyer no later than ten (10) days prior to the requested date of such reduction. In connection with any reduction of the Facility Amount pursuant to this Section 9(b), Buyer and Seller shall amend the Transaction Documents as necessary to set forth the reduced Facility Amount.

10.	REPRESENTATIONS

Seller represents and warrants to Buyer that as of the date of this Agreement and as of each Purchase Date and at all times while this Agreement and any Transaction thereunder is in effect or any Repurchase Obligations remain outstanding:

(i) Organization. Seller (A) is a limited liability company duly organized, validly existing and in good standing under the laws and regulations of the State of Delaware; (B) is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business; (C) has all requisite limited liability company or other power, and has all governmental licenses, authorizations, consents and approvals necessary, to (1) own and hold its assets and to carry on its business as now being conducted and proposed to be conducted and (2) to execute the Transaction Documents and enter into the Transactions thereunder, and (D) has all requisite limited liability company or other power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii) Authorization; Due Execution; Enforceability. The execution, delivery and performance by Seller of each of this Agreement and each of the Transaction Documents have been duly authorized by all necessary limited liability company or other action on its part. The Transaction Documents have been duly executed and delivered by Seller for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii) Non-Contravention; Consents. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will (A) conflict with or result in a breach of the organizational documents of Seller (B) conflict with any applicable law (including, without limitation, Prescribed Laws), rule or regulation or result in a breach or violation of any of the terms, conditions or provisions of any judgment or order, writ, injunction, decree or demand of any Governmental Authority applicable to Seller, (C) result in the creation or imposition of any lien or any other encumbrance upon any of the assets of Seller, other than pursuant to the Transaction Documents or (D) violate or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, contract or other material agreement to which Seller is a party or by which Seller may be bound.

(iv) Litigation; Requirements of Law. There is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller or any of its assets which (A) may, individually or in the aggregate, result in any Material Adverse Effect; (B) may have an adverse effect on the validity of the Transaction Documents or any action taken or to be taken in connection with the obligations of Seller under any of the Transaction Documents; (C) makes a claim or claims in an amount greater than $250,000. Seller is in compliance in all material respects with all Requirements of Law. Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority; or (D) requires filing with the SEC in accordance with the 1934 Act or any rules thereunder.

(v) No Broker. Seller has not dealt with any broker, investment banker, agent or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of the Purchased Assets pursuant to any Transaction Documents.

(vi) Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Assets by Buyer from Seller, such Purchased Assets are free and clear of any lien, security interest, claim, option, charge, encumbrance or impediment to transfer to Buyer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and are not subject to any rights of setoff, any prior sale, transfer, assignment, or participation by Seller or any agreement (other than the Transaction Documents) by Seller to assign, convey, transfer or participate in such Purchased Assets, in whole or in part, and Seller is the sole legal record and beneficial owner of, and owns and has the right to sell and transfer, such Purchased Assets to Buyer, and, upon transfer of such Purchased Assets to Buyer, Buyer shall be the owner of such Purchased Assets (other than for U.S. federal, state and local income and franchise tax purposes) free of any adverse claim, subject to Seller’s rights pursuant to this Agreement. In the event that the related Transaction is recharacterized as a secured financing of the Purchased Assets and with respect to the security interests granted in Section 6(a), Section 6(c) and Section 6(d), the provisions of this Agreement and the filing of the Filings are effective to create in favor of Buyer a valid security interest in all right, title and interest of Seller in, to and under the Repurchase Assets specified in Section 6(a) and the other collateral specified in Section 6(c) and Section 6(d), and Buyer shall have a valid, perfected and enforceable first priority security interest in the Repurchase Assets and such other collateral, subject to no lien or rights of others other than as granted herein.

(vii) No Default; No Material Adverse Effect. No Default or Event of Default exists under or with respect to the Transaction Documents. To Seller’s knowledge, there are no post-Transaction facts or circumstances that have a Material Adverse Effect on any Purchased Asset that Seller has not notified Buyer of in writing.

(viii) Representations and Warranties Regarding Purchased Assets; Delivery of Purchased Asset File. Each Purchased Asset sold hereunder, as of the applicable Purchase Date for the Transaction in question, conforms to the applicable representations and warranties set forth in Exhibit III attached hereto, except as has been disclosed to Buyer in an Exception Report prior to Buyer’s issuance of a Confirmation with respect to the related Purchased Asset. It is understood and agreed that the representations and warranties set forth in Exhibit III hereto (as modified by any Exception Report disclosed to Buyer in writing prior to Buyer’s issuance of a Confirmation with respect to the related Purchased Asset), shall survive delivery of the respective Purchased Asset File to Buyer or its designee (including Custodian). With respect to each Purchased Asset, the Purchased Asset File and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Asset have been delivered to Buyer or Bailee, as applicable, or to Custodian on behalf of Buyer. Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to Custodian.

(ix) Adequate Capitalization; No Fraudulent Transfer. After giving effect to each Transaction (A) the amount of the “present fair saleable value” of the assets of Seller and of Seller and its Subsidiaries, taken as a whole, will, as of such date, exceed the amount of all “liabilities of Seller and of Seller and its Subsidiaries, taken as a whole, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (B) the present fair saleable value of the assets of Seller and of Seller and its Subsidiaries, taken as a whole, will, as of such date, be greater than the amount that will be required to pay the liabilities of Seller and its Subsidiaries, taken as a whole, on their respective debts as such debts become absolute and matured, (C) neither Seller, nor Seller and its Subsidiaries, taken as a whole, will have, as of such date, an unreasonably small amount of capital with which to conduct their respective businesses, and (D) Seller and its Subsidiaries, taken as a whole, will be able to pay their respective debts as they mature. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. Seller is not transferring any New Assets with any intent to hinder, delay or defraud any of its creditors. For purposes of this Section 10(ix), “debt” means “liability on a claim”, “claim” means any (1) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (2) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

(x) Organizational Documents. Seller has delivered to Buyer true and correct certified copies of its organizational documents, together with all amendments thereto.

(xi) No Encumbrances. There are (A) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets (B) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets and (C) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, except, in each of the foregoing instances, as contemplated by the Transaction Documents.

(xii) No Investment Company or Holding Company. Neither Seller nor Guarantor is an “investment company”, or a company “controlled by an investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(xiii) Taxes. Seller has filed or caused to be filed all tax returns that would be delinquent if they had not been filed on or before the date hereof and has paid all Taxes due and payable on or before the date hereof and all Taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority; no tax liens have been filed against any of Seller’s assets; and, to Seller’s knowledge, no claims are being asserted with respect to any such Taxes, fees or other charges.

(xiv) ERISA. Except as set forth on Exhibit IX, neither Seller nor any ERISA Affiliate (A) sponsors or maintains any Plans or (B) makes any contributions to or has any liabilities or obligations (direct or contingent) with respect to any Plans or “multiemployer plans” (as defined in Section 3(37) of ERISA). Seller does not hold Plan Assets and, provided that Buyer is not using “plan assets” under ERISA, the consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar Laws. Each Plan listed on Exhibit IX: (a) is in compliance in form and operation with ERISA and the Code and all other applicable laws and regulations save where any failure to comply would not reasonably be expected to have a Material Adverse Effect; (b) is intended to be qualified under Section 401(a) of the Code and has been determined by the IRS to be so qualified or is in the process of being submitted to the IRS for approval or will be so submitted during the applicable remedial amendment period, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of no determination, nothing has occurred that would materially adversely affect such qualification); (c) there are no actions, suits or claims pending against or involving such Plan (other than routine claims for benefits) or, to the knowledge of the Seller or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect; (d) the Seller and ERISA Affiliate have made all material contributions to or under each such Plan it is required by law to make within the applicable time limits prescribed thereby, the terms of such Plan, or any contract or agreement requiring contributions to a Plan, except where any failure to comply would not reasonably be expected to have a Material Adverse Effect; and (e) no event has occurred, is occurring, or is reasonably likely to occur with respect to which the Seller or ERISA Affiliate has or is reasonably likely to incur any liability which would result in a Material Adverse Effect.

(xv) Judgments/Bankruptcy. Except as disclosed in writing to Buyer, there are no judgments against Seller that are unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller.

(xvi) Full and Accurate Disclosure. No information provided pursuant to or during the negotiation of the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents (including any certification of Bailee), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made when such statements and omissions are considered in the totality of the circumstances in question.

(xvii) Financial Information. All financial data concerning Seller and Guarantor and all data concerning the Purchased Assets that has been delivered to Buyer by Seller, any Affiliate of Seller or Seller’s advisors is true, complete and correct in all material respects and has been prepared in accordance with GAAP (to the extent applicable). Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no material adverse change in the business or financial condition of Seller or Guarantor or the Purchased Assets, or in the results of operations of Seller or Guarantor.

(xviii) Jurisdiction of Organization. Seller’s jurisdiction of organization is the State of Delaware.

(xix) Location of Books and Records. The location where Seller keeps its books and records is at its chief executive office at 712 Fifth Avenue, 12th Floor, New York, New York 10019.

(xx) Authorized Representatives. The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit V attached to this Agreement.

(xxi) Use of Proceeds; Regulations T, U and X. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents; provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into nor consummation of any Transaction hereunder, nor the use of the proceeds thereof, will violate any provision of Regulations T, U and X.

(xxii) Regulatory Status. Seller is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

(xxiii) Anti-Money Laundering. The operations of Seller, Guarantor and their Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those required by the Prescribed Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Seller or Guarantor or any of their Subsidiaries with respect to the Prescribed Laws is pending or, to the best knowledge of Seller, threatened.

(xxiv) OFAC.

(A) None of Seller, any director, officer or employee of Seller, or to Seller’s knowledge, any agent, Affiliate or representative of Seller, is a Person that is, or is owned or controlled by a Person that is: (1) the subject of any sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, or Her Majesty’s Treasury (collectively, “Sanctions”); or (2) located, organized or resides in a country or territory that is the subject of comprehensive Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria.

(B) Seller is not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(xxv) Anti-Corruption.

(A) None of Seller, its directors, officers, or employees, or, to Seller’s knowledge, any agent, Affiliate or representative of Seller or any Affiliate of them, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage, in each case in violation of applicable anti-corruption or anti-bribery laws.

(B) Seller and, to Seller’s knowledge, Seller’s Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained in this Section 10(xxvi).

11.	NEGATIVE COVENANTS OF SELLER

On and as of date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction hereunder is in effect or any Repurchase Obligations remain outstanding, Seller shall not without the prior written consent of Buyer:

(a) subject to Seller’s right to repurchase the Purchased Assets, take any action which would directly or indirectly materially impair or adversely affect Buyer’s title to the Purchased Assets;

(b) transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Assets (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Assets (or any of them) with any Person other than Buyer, except where the Purchased Assets in question are simultaneously repurchased from Buyer;

(c) create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Repurchase Assets or other collateral subject to the security interests granted by Seller pursuant to Section 6 of this Agreement;

(d) create, incur or permit any lien, security interest, charges, or encumbrances with respect to any Repurchase Assets or Hedging Transaction relating to the Purchased Assets for the benefit of any Person other than Buyer;

(e) consent or assent to a Significant Modification of any Purchased Asset without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, if Buyer has not consented to, rejected, or requested additional information or time in connection any such Significant Modification within ten (10) Business Days after written notice of same, then such Significant Modification shall be deemed approved by Buyer;

(f) take any action or permit such action to be taken which would result in a Change of Control;

(g) after the occurrence and during the continuation of any Default or Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller. Notwithstanding the foregoing, Guarantor shall be permitted to make distributions to maintain Guarantor’s status as a real estate investment trust pursuant to the Code and comparable state rules and regulations, without duplication of any permitted distributions under the Guaranty;

(h) except as set forth on Exhibit IX, sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan or permit any ERISA Affiliate to sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan;

(i) engage in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Buyer of any of its rights under this Agreement, the Purchased Assets or any Transaction Document) to be a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under any other similar Laws;

(j) make any future advances under any Purchased Asset to any underlying obligor that are not permitted by the related Purchased Asset Documents;

(k) seek its dissolution, liquidation or winding up, in whole or in part;

(l) incur any Indebtedness except as provided in Section 13(i) hereof or otherwise cease to be a Single-Purpose Entity;

(m) permit the organizational documents or organizational structure of Seller to be amended without the prior written consent of Buyer in its sole discretion;

(n) acquire or maintain any right or interest in any Purchased Asset or Mortgaged Property that is senior to, junior to or pari passu with the rights and interests of Buyer therein under this Agreement and the other Transaction Documents unless such right or interest becomes a Purchased Asset hereunder;

(o) knowingly, directly or indirectly use the proceeds from any Transaction, or lend contribute or otherwise make available such proceeds to any other Person (i) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including Buyer);

(p) knowingly, directly or indirectly use the proceeds from any Transaction or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing or facilitating any activity that would violate applicable anti-corruption laws, rules, or regulations;

(q) permit, at any time, a breach of the Concentration Limit due to an early repurchase pursuant to Section 3(i) above (provided, however, in the event of such a breach, no later than two (2) Business Days after receipt of notice of such breach from Buyer or Seller knowledge thereof, Seller may cure such breach by: (i) delivering to Buyer cash, (ii) repurchasing such Purchased Assets giving rise to such breach of the Concentration Limit at their Repurchase Prices, or (iii) choosing any combination of the foregoing, such that, after giving effect to such transfers, the Concentration Limit is no longer breached) ; or

(r) cause any Purchased Asset to be serviced by any servicer other than a servicer expressly approved in writing by Buyer.

12.	AFFIRMATIVE COVENANTS OF SELLER

On and as of the date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction thereunder is in effect or any Repurchase Obligations remain outstanding:

(a) Seller shall promptly notify Buyer of any event and/or condition of which it is aware that is likely to have a Material Adverse Effect.

(b) Seller shall give notice to Buyer of the following (accompanied by an Officer’s Certificate setting forth details of the occurrence referred to therein and stating what actions Seller has taken or proposes to take with respect thereto):

(i) promptly upon receipt by Seller of notice or knowledge of the occurrence of any Default or Event of Default;

(ii) with respect to any Purchased Asset sold to Buyer hereunder, promptly following receipt of any unscheduled Principal Payment (in full or in part);

(iii) with respect to any Purchased Asset sold to Buyer hereunder, promptly following receipt by Seller of notice or knowledge that the related Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged to the extent same constitutes a casualty that under the Purchased Asset Documents permits Seller to consent to the settlement of same;

(iv) promptly upon receipt of notice by Seller or knowledge of (A) any Purchased Asset that becomes a Defaulted Asset, (B) any lien or security interest (other than security interests created hereby) on, or claim asserted against, any Purchased Asset or, to Seller’s knowledge, the underlying collateral therefor (but with respect to the collateral, only to the extent same constitutes an event of default) under the related Purchased Asset Documents, (C) any event or change in circumstances that has or could reasonably be expected to have an adverse effect on the Market Value of a Purchased Asset, or (D) any change with respect to Servicer or in the servicing of any Purchased Asset;

(v) promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations

(including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting Seller or affecting any of the assets of Seller before any Governmental Authority that (A) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby, (B) makes a claim or claims in an aggregate amount greater than $250,000, (C) which, individually or in the aggregate, if adversely determined could reasonably be likely to have a Material Adverse Effect, (D) requires filing with the SEC in accordance with the 1934 Act and any rules thereunder or (E) raises any lender licensee issues with respect to any Purchased Asset;

(vi) promptly upon any transfer of any underlying Mortgaged Property or any direct or indirect non-controlling equity interest in any Mortgagor in each case to the extent prohibited under the Purchased Asset Documents, and of which Seller has knowledge,; and

(vii) promptly, and in any event within ten (10) days after Seller or any of its ERISA Affiliates knows or has reason to know that any “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur in respect of a Plan that, individually or in the aggregate, either has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

(c) Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 9 hereof to the extent same is in Seller’s possession or reasonably obtainable.

(d) Seller shall defend the right, title and interest of Buyer in and to the Purchased Assets and any Hedging Transactions against, and take such other action as is necessary to remove, any liens, security interests, claims, encumbrances, charges and demands of all Persons thereon (other than security interests granted to Buyer hereunder), and take any such other action as is necessary to obtain or preserve a first priority perfected security interest in the Purchased Assets and any Hedging Transactions.

(e) Seller will permit Buyer or its designated representative to inspect any of Seller’s records with respect to all or any portion of the Purchased Assets and the conduct and operation of its business related thereto at such reasonable times and with reasonable frequency requested by Buyer or its designated representative and to make copies of extracts of any and all thereof.

(f) If any amount payable under or in connection with any of the Purchased Assets shall be or become evidenced by any promissory note, other instrument or chattel paper (as each of the foregoing is defined under the UCC), such note, instrument or chattel paper shall be immediately delivered to Buyer or its designee, duly endorsed in a manner satisfactory to Buyer or if any collateral or other security shall subsequently be delivered to Seller in connection with any Purchased Asset, Seller shall immediately deliver or forward such item of collateral or other security to Buyer or its designee, together with such instruments of assignment as Buyer may reasonably request.

(g) Seller shall provide (or cause to be provided) to Buyer the following financial and reporting information:

(i) the Monthly Statement;

(ii) the Quarterly Report, together with all operating statements and occupancy information that Seller or Servicer has received relating to the Purchased Assets for the related fiscal quarter;

(iii) a Financial Covenant Compliance Certificate;

(iv) within forty-five (45) days following the end of each of the first three quarters, and within ninety (90) days following the end of each fiscal year, as the case may be, an Officer’s Certificate of Seller in form and substance reasonably satisfactory to Buyer certifying that during such fiscal quarter or year Seller has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Transaction Documents to be observed, performed or satisfied by it, and that there has occurred no Event of Default and no event or circumstance has occurred that is reasonably likely to result in a Material Adverse Effect;

(v) within ten (10) Business Days after Buyer’s request, such further information with respect to the operation of any Mortgaged Property, Purchased Asset, the financial affairs of Seller or Guarantor and any Plan as may be reasonably requested by Buyer, including all business plans prepared by or for Seller;

(vi) upon the request of Buyer after an Event of Default, updated Appraisals of the Mortgaged Properties relating to the Purchased Assets, at Seller’s sole cost and expense; and

(vii) such other reports as Buyer shall reasonably request.

(h) Seller shall at all times comply in all material respects with all laws (including, without limitation, Prescribed Laws), ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets, and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence and all licenses material to its business.

(i) Seller agrees that, from time to time upon the prior written request of Buyer, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to insure compliance with all Prescribed Laws and to fully effectuate the purposes of this Agreement; provided, however, that nothing in this Section 3(i) shall be construed as requiring Buyer to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants under this Agreement. In order to enable Buyer and its respective Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under the Prescribed Laws and regulations thereunder, Seller, on behalf of itself and its Affiliates, represents and covenants to Buyer and its Affiliates that: (A) neither Seller, nor, any of its Affiliates, is a Prohibited Person and (B) Seller is not acting on behalf of or on behalf of any Prohibited Person. Seller agrees to promptly notify Buyer or a person appointed by Buyer to administer its anti-money laundering program, if applicable, of any change in information affecting this Section 12(i).

(j) Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(k) Seller shall advise Buyer in writing of the opening of any new chief executive office of Seller or the closing of any such office and of any change in Seller’s name or the places where the books and records pertaining to the Purchased Assets are held not less than fifteen (15) Business Days prior to taking any such action.

(l) Seller shall pay when due all Transaction Costs. Seller shall pay and discharge all Taxes, levies, liens and other charges, if any, on its assets and on the Purchased Assets that, in each case, in any manner would create any lien or charge upon the Purchased Assets, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(m) Seller shall maintain its existence as a limited liability company organized solely and in good standing under the law of the State of Delaware and shall not dissolve, liquidate, merge with or into any other Person or otherwise change its organizational structure or documents or identity or incorporate or organize in any other jurisdiction.

(n) Seller shall maintain all records with respect to the Purchased Assets and the conduct and operation of its business with no less a degree of prudence than if the Purchased Assets were held by Seller for its own account and will furnish Buyer, upon request by Buyer or its designated representative, with information reasonably obtainable by Seller with respect to the Purchased Assets and the conduct and operation of its business.

(o) Seller shall provide Buyer with a copy of each written modification of any Purchased Asset Documents consented to by Seller (including such modifications which do not constitute a Significant Modification).

(p) Seller shall provide Buyer with reasonable access to operating statements, the occupancy status and other property level information, with respect to the Mortgaged Properties, plus any such additional reports as Buyer may reasonably request.

(q) Seller may propose, and Buyer will consider, but shall be under no obligation to approve, strategies for the foreclosure or other realization upon the security for any Purchased Asset that has become a Defaulted Asset.

(r) In the event the servicer for any Purchased Asset is not Wells Fargo Bank, N.A., Seller shall provide written notification to Buyer within one (1) Business Day of any rating agency reducing the credit or servicer rating applicable to such servicer.

(s) If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to Buyer (or Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Buyer if required, together with all related and necessary duly executed Transfer Documents to be held by Buyer hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of Seller, as additional collateral security for the Transactions.

(t) If Guarantor or any Subsidiary of Guarantor has entered into or shall enter into or amend a repurchase agreement, warehouse facility, credit facility or other similar arrangement with any Person which by its terms provides more favorable terms with respect to any financial covenants tested at the Guarantor level, including without limitation covenants covering the same or similar subject matter set forth in any Financial Covenant Compliance Certificate required to be delivered hereunder (a “More Favorable Agreement”), Seller shall (i) give notice to Buyer of such more favorable terms (A) in the case of an existing More Favorable Agreement, promptly, and (B) in the case of a More Favorable Agreement that has not been executed, not less than ten (10) Business Days’ prior to execution of such More

Favorable Agreement, and (ii) enter into such amendments to this Agreement and the other Transaction Documents as may be required by Buyer to give effect to such more favorable terms (A) in the case of an existing More Favorable Agreement, no later than ten (10) Business Days after notice is given pursuant to clause (i)(A) above, or (B) in the case of a More Favorable Agreement that has not been executed, the date on which such more favorable terms become effective.

13.	SINGLE-PURPOSE ENTITY

Seller hereby represents and warrants to Buyer and covenants with Buyer that, on and as of the date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction hereunder is in effect or any Repurchase Obligations remain outstanding:

(a) it is and intends to remain solvent, and it has paid and will pay its debts and liabilities (including overhead expenses) from its own assets as the same shall become due (although nothing in this clause (a) shall require any constituent member of Seller to make any capital or other contributions to Seller);

(b) it has complied and will comply with the provisions of its certificate of formation and its limited liability company agreement;

(c) it has done or caused to be done and will do all things necessary to observe limited liability company formalities and to preserve its existence;

(d) it has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates, its members and any other Person, and it will file its own tax returns (except to the extent consolidation is required or permitted under GAAP or as a matter of law);

(e) it has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Seller), it shall correct any known misunderstanding regarding its status as a separate entity, it shall conduct business in its own name, it shall not identify itself or any of its Affiliates as a division or part of the other and it shall maintain and utilize separate stationery, invoices and checks;

(f) it has not owned and will not own any property or any other assets other than the Purchased Assets, cash and its interest under any associated Hedging Transactions;

(g) it has not engaged and will not engage in any business other than the origination, acquisition, ownership, financing and disposition of the Purchased Assets and the associated Hedging Transactions in accordance with the applicable provisions of the Transaction Documents;

(h) it has not entered into, and will not enter into, any contract or agreement with any of its affiliates, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s length basis with Persons other than such affiliate;

(i) it has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Transaction Documents, (B) obligations under the documents evidencing the Purchased Assets, and (C) unsecured trade payables, in an aggregate amount not to exceed $250,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided, however, that any such trade payables incurred by Seller shall be paid within sixty (60) days of the date incurred;

(j) it has not made and will not make any loans or advances to any other Person, and shall not acquire obligations or securities of any member or affiliate of any member or any other Person (other than in connection with the origination or acquisition of Purchased Assets);

(k) it intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (although nothing in this clause (k) shall require any constituent member of Seller to make any capital or other contributions to Seller);

(l) neither it nor Guarantor nor Pledgor will seek the dissolution, liquidation or winding up, in whole or in part of Seller;

(m) it will not commingle its funds and other assets with those of any of its Affiliates or any other Person;

(n) it has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person;

(o) it has not held and will not hold itself out to be responsible for the debts or obligations of any other Person;

(p) it will (i) have at all times at least one (1) Independent Director and (ii) provide Buyer with up-to-date contact information for all Independent Directors and a copy of the agreement pursuant to which each Independent Director consents to and serves as an Independent Director for Seller;

(q) its organizational documents shall provide that (i) no Independent Director of Seller may be removed or replaced without Cause, (ii) Buyer be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Director, together with the name and contact information of the replacement Independent Director and evidence of the replacement’s satisfaction of the definition of Independent Director and (iii) any Independent Director of Seller shall not have any fiduciary duty to anyone including the holders of the equity interests in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;

(r) it shall not, without the consent of its Independent Directors, voluntarily institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to or collude with any petitioning creditors in connection with the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of it or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in a legal proceeding its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing; and

(s) it shall not have any employees.

14.	EVENTS OF DEFAULT; REMEDIES

(a) Events of Default. The following shall constitute an event of default (each, an “Event of Default”) by Seller hereunder:

(i) failure of Seller to repurchase one or more Purchased Assets on the applicable Repurchase Date;

(ii) failure of Seller to apply any Income received by Seller in accordance with the provisions hereof;

(iii) if any of the Transaction Documents shall for any reason (A) not cause, or shall cease to cause, Buyer to be the owner of, or, if recharacterized as a secured financing, a secured party with respect to, the Repurchase Assets specified in Section 6(a) hereof and the other collateral specified in Sections 6(c) or 6(d) hereof free of any adverse claim, liens and other rights of others (other than as granted herein); (B) cease, if a Transaction is recharacterized as a secured financing, to create a valid first priority perfected security interest in favor of Buyer in the Repurchase Assets specified in Section 6(a) hereof and the other collateral specified in Sections 6(c) or 6(d) hereof; or (C) cease to be in full force and effect or if the enforceability of any of them is challenged or repudiated by Seller, Guarantor, Pledgor, or Servicer or any other Person;

(iv) failure of Seller to make the payments required under Section 4(a) or Section 5(b) hereof on the date such payment is due;

(v) failure of Seller to make any other payment owing to Buyer which has become due, whether by acceleration or otherwise, under the terms of this Agreement which failure is not remedied within the period specified herein or, if no period is specified for such payments five (5) Business Days after notice thereof to Seller from Buyer;

(vi) breach by Seller in the due performance or observance of any term, covenant or agreement contained in Section 11 of this Agreement, provided, however, such breach shall not be an Event of Default if, to the extent any such covenant is capable of being cured by Seller, such breach is cured by Seller no later than ten (10) days after notification from Buyer or after Seller otherwise has Knowledge thereof, provided, further, if any covenant contained in this Agreement provides Seller with a period of time to cure, correct or remedy any such breach, the ten (10) day cure period provided in this clause (vi) shall not modify, amend or increase such period of time provided therein.

(vii) a Change of Control shall have occurred with respect to Seller, Guarantor, or Pledgor;

(viii) any representation made by Seller herein or in any Transaction Document shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated; provided that the representations and warranties made by Seller in Sections 10(vi) or 10(viii) hereof shall not be considered an Event of Default if incorrect or untrue in any material respect (which determination shall be made with respect to the representations and warranties in Exhibit III (as modified by the Confirmation) without regard to any knowledge qualifier therein), if Buyer terminates the related Transaction and Seller repurchases the related Purchased Asset(s) on an Early Repurchase Date no later than five (5) Business Days after receiving written notice of such incorrect or untrue representation; provided, however, that if Seller shall have made any such representation with knowledge that it was materially incorrect or untrue at the time made, such misrepresentation shall constitute an Event of Default;

(ix) (A) a final judgment by any competent court in the United States of America for the payment of money in an amount greater than $250,000 shall have been rendered against Seller and remains undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed or (B) a final judgment by any competent court in the United States of America for the payment of money in an amount greater than $15,000,000 shall have been rendered against Guarantor and remains undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed or lifted;

(x) (A) Seller shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party (after applicable notice and cure periods under such contract, agreement or transaction), and which default involves the failure to pay an obligation in excess of $250,000 or (B) Guarantor shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party, and which default involves the failure to pay an obligation in excess of $15,000,000 (after applicable notice and cure periods under such contract, agreement or transaction); provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default if Seller or Guarantor, as the case may be, cures such default, failure to perform or breach, as the case may be, after the delivery of any required notice and within the grace period, if any, provided for under the applicable contract, agreement, or transaction.

(xi) if Seller shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement or any other Transaction Document, other than as specifically otherwise referred to in this Section 14(a), and such breach or failure to perform is susceptible of cure and is not remedied within (A) the specified cure period or (B) if no cure period is specified, ten (10) Business Days after notice thereof to Seller by Buyer, or its successors or assigns; provided, however, that with respect to clause (B) only, if such default is susceptible of cure but cannot reasonably be cured within such ten (10) Business Day period; and provided further that Seller shall have commenced to cure such default within such ten (10) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) Business Day period shall be extended for such time as is reasonably necessary for Seller, in the exercise of due diligence, to cure such default, and in no event shall such cure period exceed fifteen (15) Business Days from Seller’s receipt of Buyer’s notice of such default;

(xii) the breach by Guarantor of (A) any financial covenant set forth in Section 9 of the Guaranty or (B) any other term, covenant, obligation or condition set forth in the Guaranty; provided, however, that any such default or breach under clause (B) only shall not constitute an Event of Default if Guarantor cures such default or breach, as the case may be, within ten (10) Business Days after notice thereof from Buyer to Guarantor or Seller, provided, further, that if such default or breach under clause (B) is susceptible of cure but cannot reasonably be cured within such ten (10) Business day period and Guarantor shall have commenced to cure such default or breach within such ten (10) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) Business Day period shall be extended for such time as is reasonably necessary for Guarantor, in the exercise of due diligence, to cure such default, and in no event shall such cure period exceed fifteen (15) Business Days from Guarantor’s or Seller’s receipt of Buyer’s notice of such default;

(xiii) if Pledgor shall breach or fail to perform any of the terms, covenants, obligations or conditions of the Pledge and Security Agreement, and such breach or failure to perform is susceptible of cure and is not remedied within (A) the specified cure period or (B) if no cure period is specified, ten (10) Business Days after notice thereof to Seller or Pledgor by Buyer, or its successors or assigns; provided, however, that with respect to clause (B) only, if such default is susceptible of cure but cannot reasonably be cured within such ten (10) Business Day period; and provided further that Pledgor shall have commenced to cure such default within such ten (10) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) Business Day period shall be extended for such time as is reasonably necessary for Seller, in the exercise of due diligence, to cure such default, and in no event shall such cure period exceed fifteen (15) Business Days from Pledgor’s or Seller’s receipt of Buyer’s notice of such default;

(xiv) an Act of Insolvency shall have occurred with respect to Seller, Guarantor, or Pledgor;

(xv) an event or circumstance shall have occurred that results in a Material Adverse Effect;

(xvi) an “event of default” or “facility termination event” (as defined in the agreements relating to a facility described below), by Seller, Guarantor or a Subsidiary of Guarantor beyond any applicable notice and cure period, shall have occurred under (A) any repurchase facility or loan facility that is identified or included in any of Seller’s filings with the SEC, whether now or hereafter existing, and that is entered into by Seller, Guarantor or any Subsidiary of Guarantor and Buyer or any Affiliate of Buyer, (B) any repurchase facility or loan facility that is identified or included in any of Seller’s filings with the SEC, whether now or hereafter existing, and that is entered into by Buyer or any Affiliate of Buyer, and in which Seller, Guarantor or any Subsidiary of Guarantor is a guarantor; or

(xvii) any of the representations and warranties of Guarantor in the Guaranty or in any Financial Covenant Compliance Certificate shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated.

(b) Remedies. If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:

(i) At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised, the “Accelerated Repurchase Date”) (and any Transaction for which the related Purchase Date has not yet occurred shall be canceled).

(ii) If Buyer exercises or is deemed to have exercised the option referred to in Section 14(b)(i) hereof (A) Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date, and all Income deposited in the Blocked Account shall be retained by Buyer and applied to the Repurchase Obligations; (B) the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall include the accrued and unpaid Price Differential with respect to each Purchased Asset accrued at the Pricing Rate applicable upon an Event of Default for such Transaction; and (C) Custodian shall, upon the request of Buyer (with simultaneous copy of such request to Seller), deliver to Buyer all instruments, certificates and other documents then held by Custodian relating to the Purchased Assets.

(iii) Buyer may, after ten (10) days’ notice to Seller of Buyer’s intent to take such action (provided that no such notice shall be required in the circumstances set forth in Section 9-611(d) of the UCC), (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may deem to be satisfactory any or all of the Purchased Assets on a servicing released basis or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of such Purchased Assets against the aggregate Repurchase Obligations. The proceeds of any disposition of Purchased Assets effected pursuant to this Section 14(b)(iii) shall be applied: first, to the costs and expenses incurred by Buyer in connection with Seller’s default; second, to the costs of cover and/or Hedging Transactions, if any; third, to the Repurchase Price; fourth, to all other outstanding Repurchase Obligations; and fifth, the balance, if any, to Seller. In the event that Buyer shall not have received repayment in full of the Repurchase Obligations following its liquidation of the Purchased Assets, Buyer may, in its sole discretion, pursue Seller and Guarantor (to the extent provided in the Guaranty) for all or any part of any deficiency.

(iv) The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that, to the extent permitted by applicable law, liquidation of a Transaction or the Purchased Assets shall not require a public purchase or sale and that a private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Assets following the occurrence of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v) Seller shall be liable to Buyer for (A) the amount of all expenses, including reasonable legal fees and expenses of counsel, incurred by Buyer in connection with or as a consequence of an Event of Default, (B) all costs incurred in connection with covering transactions or Hedging Transactions (including short sales) or entering into replacement transactions, (C) all damages, losses, judgments, costs and other expenses of any kind that may be imposed on, incurred by or asserted against Buyer relating to or arising out of such hedging transactions or covering transactions, and (D) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.

(vi) Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.

(vii) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(viii) Without limiting any other rights or remedies of Buyer, Buyer shall have the right of set-off set forth in Section 26 hereof.

(ix) Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller, exercisable upon ten (10) days notice from Buyer to Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer or its Affiliates, whether under this Agreement or under any other agreement between Seller and Buyer or between Seller and any Affiliate of Buyer, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(x) Buyer shall at any time have the right, in each case until such time as Buyer determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Buyer would otherwise be obligated to pay, remit or deliver to Seller hereunder if a Default or an Event of Default has occurred.

(xi) For the avoidance of doubt, Buyer shall have no obligation to review or purchase any Eligible Asset during the continuance of an Event of Default.

15.	SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder.

16.	NOTICES AND OTHER COMMUNICATIONS

All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by email (with confirmation of receipt by the receiving party); provided that such email notice must also be delivered by one of the means set forth in clauses (a), (b) or (c) above, to the addresses specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16. A notice shall be deemed to have been given: (i) in the case of hand delivery, at the time of delivery; (ii) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (iii) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or (iv) in the case of email, upon receipt of confirmation or receipt; provided that such emailed notice is also delivered as required in this Section 16. A party receiving a notice that does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat such notice as having been properly given. Notwithstanding the foregoing, notices pursuant to Section 4 hereof may be sent by electronic mail to the email addresses set forth on Annex I attached hereto; provided that such notice delivered by email shall be deemed to be given only upon receipt of confirmation of receipt by the receiving party.

17.	NON-ASSIGNABILITY

(a) The rights and obligations of Seller under the Transaction Documents, the Hedging Transactions and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer. Any attempt by Seller to assign any of its rights or obligations under this Agreement without the prior written consent of Buyer shall be null and void, ab initio.

(b) Buyer may at any time, without the consent of Seller, sell participations in up to 100% (in the aggregate, in one or more Transactions, including any assignments under Section 17(c)) of Buyer’s rights and/or obligations under the Transaction Documents to an Eligible Transferee. Buyer shall endeavor to provide notice to Seller of such transfer in the ordinary course of business.

(c) Buyer may at any time, without the consent of Seller, sell and assign up to 100% (in the aggregate, in one or more Transactions, and including any participation under Section 17(b)) of the rights and obligations of Buyer under the Transaction Documents to an Eligible Transferee. From and after the effective date of such assignment, such assignee shall be a party and, to the extent provided in such assignment agreement, have the rights and obligations of Buyer under the Transaction Documents with respect to the percentage and amount of the Repurchase Price allocated to it; provided that, so long as no Event of Default has occurred and is continuing, (i) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under the Transaction Documents, (ii) Buyer shall retain sole decision-making authority under the Transaction Documents, and (iii) Buyer will give written notice of any assignment within five (5) calendar days after the effective date of such assignment to each party (but Buyer shall not have any liability for any failure to timely provide such notice). Any sale or assignment by Buyer of its rights or obligations under the Transaction Documents that does not comply with this Section 17(c) shall be treated for purposes of the Transaction Documents as a sale by Buyer of a participation in such rights and obligations in accordance with Section 17(b).

(d) As long as a Default or Event of Default shall have occurred and be continuing, Buyer may assign, participate or sell its rights and obligations under the Transaction Documents and/or any Transaction to any Person without prior notice to Seller and without regard to the limitations set forth in Section 17(b) and Section 17(c) above. From and after the date Buyer is no longer a party to this Agreement, Buyer shall have no obligation to act as agent or to make decisions under this Agreement.

(e) Buyer, acting solely for this purpose as an agent of Seller, shall maintain a copy of each assignment and a register for the recordation of the names and addresses of the assignees, and ownership rights in the Transactions, Purchased Assets or other interests under this Agreement. The entries in such register shall be conclusive absent manifest error, and each of Seller and Buyer and their respective assignees shall treat each Person whose name is recorded in such register pursuant to the terms hereof as the beneficial owner of the interests in the Transactions, Purchased Assets or other interests under this Agreement for all purposes. If any assignee is a non-U.S. Person, such assignee shall timely provide Seller with such forms as may be required to establish the assignee’s status for U.S. withholding tax purposes.

(f) If Buyer sells a participation, Buyer shall, acting solely for this purpose as an agent of Seller, maintain a register on which it enters the name and address of each participant and the ownership rights of each participant in the Transactions, Purchased Assets or other interests under this Agreement.

The entries in such register shall be conclusive absent manifest error, and Buyer shall treat each Person whose name is recorded in such register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. If any participant is a non-U.S. Person, such participant shall timely provide Seller with such forms as may be required to establish such participant’s status for U.S. withholding tax purposes.

(g) Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

(h) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent or prohibit Buyer from pledging its interest in the Purchased Assets hereunder to a Federal Reserve Bank in support of borrowings made by Buyer from such Federal Reserve Bank; provided, however, no such pledge shall release Buyer, as the case may be, from any of its obligations hereunder or substitute any such pledgee for Buyer, as the case may be, as a party hereto.

18.	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; ETC.

(a) This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof, except for Section 5-1401 of the General Obligations Law of the State of New York.

(b) Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c) To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(d) EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE AND IRREVOCABLY CONSENTS TO THE SERVICE OF ANY SUMMONS AND COMPLAINT AND ANY OTHER PROCESS BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS RESPECTIVE ADDRESS SPECIFIED HEREIN. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECTION 18 SHALL AFFECT THE RIGHT OF BUYER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF BUYER TO BRING ANY ACTION OR PROCEEDING AGAINST SELLER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

(e) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

19.	NO RELIANCE; DISCLAIMERS

(a) Each party hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(i) It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents.

(ii) It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed to be necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed to be necessary and not upon any view expressed by the other party.

(iii) It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks.

(iv) It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation.

(v) It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

(b) Each determination by Buyer of the Market Value with respect to each New Asset or Purchased Asset or the communication to Seller of any information pertaining to Market Value under this Agreement shall be made in Buyer’s sole discretion (for purposes of Sections 3(b) and 14(b)(iii) of this Agreement) and otherwise in Buyer’s sole, good faith discretion, and in each case subject to the definition of “Market Value”, and otherwise subject to the following disclaimers:

(i) Buyer has assumed and relied upon, with Seller’s consent and without independent verification, the accuracy and completeness of the information provided by Seller and reviewed by Buyer. Buyer has not made any independent inquiry of any aspect of the New Assets or Purchased Assets or the underlying collateral. Buyer’s view is based on economic, market and other conditions as in effect on, and the information made available to Buyer as of, the date of any such determination or communication of information, and such view may change at any time without prior notice to Seller.

(ii) Market Value determinations and other information provided to Seller constitute a statement of Buyer’s view of the value of one or more loans or other assets at a particular point in time and does not (A) constitute a bid for a particular trade, (B) indicate a willingness on the part of Buyer or any Affiliate thereof to make such a bid, or (C) reflect a valuation for substantially similar assets at the same or another point in time, or for the same assets at another point in time.

(iii) Market Value determinations and other information provided to Seller may vary significantly from valuation determinations and other information that may be obtained from other sources.

(iv) Market Value determinations and other information provided to Seller are communicated to Seller solely for its use and may not be relied upon by any other person and may not be disclosed or referred to publicly or to any third party without the prior written consent of Buyer, which consent Buyer may withhold or delay in its sole and absolute discretion.

(v) Buyer makes no representations or warranties with respect to any Market Value determinations or other information provided to Seller. Buyer shall not be liable for any incidental or consequential damages arising out of any inaccuracy in such valuation determinations and other information provided to Seller, including as a result of any act of gross negligence or breach of any warranty.

(vi) Market Value determinations and other information provided to Seller in connection with Section 3(b) hereof are only indicative of the initial Market Value of the New Asset submitted to Buyer for consideration thereunder, and may change without notice to Seller prior to, or subsequent to, the transfer by Seller of the New Asset pursuant to Section 3(f) hereof. No indication is provided as to Buyer’s expectation of the future value of such Purchased Asset or the underlying collateral.

(vii) Initial Market Value determinations and other information provided to Seller in connection with Section 3(b) hereof are to be used by Seller for the sole purpose of determining whether to proceed in accordance with Section 3 hereof and for no other purpose.

20.	INDEMNITY AND EXPENSES

(a) Seller hereby agrees to hold Buyer and Buyer’s Affiliates and each of their respective officers, directors and employees (the “Indemnified Parties”) harmless from and indemnify the Indemnified Parties against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, Indemnified Taxes, Taxes (including stamp, excise, sales or other Taxes) that may be payable or determined to be payable with respect to any of the Purchased Assets or in connection with any of the transactions contemplated by this Agreement (or the recharacterization of any Transaction) and the documents delivered in connection herewith and therewith (other than income Taxes of Buyer), fees, costs and expenses (including attorneys’ fees and disbursements and any and all servicing and enforcement costs incurred with respect to the Purchased Assets) or disbursements (all of the foregoing, collectively, “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold each Indemnified Party harmless from and indemnify each Indemnified Party against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or Real Estate Settlement Procedures Act, that, in each case, results from anything other than the gross negligence or willful misconduct of an Indemnified Party. In any suit, proceeding or action brought by Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset Documents, Seller will save, indemnify and hold Buyer harmless from and against all expenses, loss or damage suffered by Buyer by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement and any other Transaction Document or any transaction contemplated hereby or thereby, including without limitation the fees and disbursements of its counsel. Seller hereby acknowledges that its obligations hereunder are recourse obligations of Seller.

(b) Seller agrees to pay as and when billed by Buyer (i) all Indemnified Amounts provided in Section 20(a), (ii) all of the costs and expenses incurred by Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to this Agreement and the other Transaction Documents or any other documents prepared in connection herewith or therewith, including without limitation all the fees, disbursements and expenses of counsel to Buyer, (iii) all of the costs and expenses incurred in connection with the consummation of the Transactions contemplated hereby and thereby including without limitation all the fees, disbursements and expenses of counsel to Buyer, subject, in each case, to the cap on fees set forth in the definition of “Diligence Fees,” (iv) all costs and expenses contemplated by Section 14(b)(v) and (v) all the Diligence Fees (collectively, “Transaction Costs”).

21.	DUE DILIGENCE

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or determining or re-determining the Asset Base for purposes of Section 4 of this Agreement, or otherwise, and Seller agrees that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on any or all of the Purchased Assets, including, without limitation, ordering new credit reports and Appraisals on the applicable collateral and otherwise regenerating the information used to originate such Purchased Assets. Upon reasonable prior notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to any Purchased Asset in the possession or under the control of Seller, any servicer or sub-servicer and/or Custodian. Seller also shall make available (at reasonable times and on reasonable advance notice) to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Asset Files, the Servicing Records and the Purchased Assets. Seller agrees to cooperate with Buyer and any third party underwriter designated by Buyer in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of such Seller.

22.	SERVICING

(a) The parties hereto agree and acknowledge that the Purchased Assets will be sold by Seller to Buyer on a servicing released basis. In furtherance of the foregoing, Seller and Buyer hereby agree and confirm that from and after the date hereof, only such Servicing Agreements that have been approved by Buyer shall govern the servicing of the Purchased Assets and any prior agreement between Seller and any other Person or otherwise with respect to such servicing is hereby superseded in all respects. Provided that Buyer shall have received a duly executed Servicer Acknowledgment from Servicer, prior to an Event of Default, Seller may retain Servicer, on behalf of Buyer, to service the Purchased Assets for the benefit of or on behalf of Buyer; provided, however, that the obligation of Servicer to service any Purchased Asset for the benefit of or on behalf of Buyer as aforesaid shall cease upon the repurchase of such Purchased Asset by Seller in accordance with the provisions of this Agreement or as otherwise provided in the Servicer Acknowledgment.

(b) Seller agrees that, as between Seller and Buyer, Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Seller covenants to safeguard any such Servicing Records in Seller’s possession and to deliver them promptly to Buyer or its designee (including Custodian) at Buyer’s request.

(c) Seller shall not, and shall not provide consent to Servicer to, employ any other sub-servicers to service the Purchased Assets without the prior written approval of Buyer which approval shall be in Buyer’s sole discretion.

(d) Seller shall cause Servicer and any other sub-servicers engaged on behalf of Buyer to execute a Servicer Acknowledgment acknowledging Buyer’s interest in the Purchased Assets and the Servicing Agreement and agreeing that Servicer and any sub-servicer (if applicable) shall deposit all Income with respect to the Purchased Assets in the Blocked Account, all in such manner as shall be reasonably acceptable to Buyer.

(e) To the extent applicable, Seller shall cause Servicer to permit Buyer to inspect Servicer’s servicing facilities for the purpose of satisfying Buyer that Servicer has the ability to service such Purchased Asset as provided in this Agreement.

(f) Buyer may, in its sole discretion if an Event of Default shall have occurred and be continuing, sell the Purchased Assets on a servicing released basis without payment of any termination fee or any other amount to Servicer. Upon the occurrence of an Event of Default hereunder, Buyer shall have the right immediately to terminate Servicer’s right to service the Purchased Assets without payment of any penalty or termination fee.

23.	TREATMENT FOR TAX PURPOSES

It is the intention of the parties that, for U.S. federal, state and local income and franchise tax purposes, the Transactions constitute a financing, and that Seller is, and, so long as no Event of Default shall have occurred and be continuing, will continue to be, treated as the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Seller and Buyer agree to treat the Transactions as described in the preceding sentence on any and all filings with any U.S. federal, state or local taxing authority.

24.	INTENT

(a) The parties intend and acknowledge that this Agreement is a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code.

(b) The parties intend and acknowledge that each Transaction is a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code.

(c) The parties intend and acknowledge that the Guaranty is a “securities contract” as that term is defined in Section 741(7)(A)(xi) of the Bankruptcy Code.

(d) The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the Purchased Assets shall be deemed “related to” this Agreement within the meaning of Section 741 of the Bankruptcy Code.

(e) Each party hereto agrees that is shall not challenge the characterization of this Agreement as a “securities contract” or a “master netting agreement” within the meaning of the Bankruptcy Code.

(f) It is understood that either party’s right to accelerate or terminate this Agreement or to liquidate Purchased Assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 14 hereof is a contractual right to accelerate or terminate this Agreement or to liquidate Purchased Assets as described in Sections 555 and 559 of the Bankruptcy Code. It is further understood and agreed that either party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement as described in Section 561 of the Bankruptcy Code.

(g) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the FDIA, then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(h) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to FDICIA and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA). It is further understood and agreed that either party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement as described in Section 561 of the Bankruptcy Code.

(i) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to FDICIA and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

25.	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder;

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and

(d) in the case of Transactions in which one of the parties is an “insured depository institution”, as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

26.	SETOFF RIGHTS

(a) Without limiting any other rights or remedies of Buyer, upon any amount becoming due and payable by the Seller hereunder (whether at the stated maturity, by acceleration or otherwise), Buyer shall have the right, without prior notice to Seller, and any such notice being expressly waived by Seller to the extent permitted by applicable law, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) in any currency, and any other obligation (including to return excess margin), credits, indebtedness, claims, securities, collateral or other property, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate thereof to or for the credit of the account of Seller, Guarantor or any Subsidiary of Guarantor to any obligations of Seller hereunder to Buyer. If a sum or obligation is unascertained, Buyer may estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. This Section 26 shall be without prejudice and in addition to any right of setoff, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

27.	MISCELLANEOUS

(a) The Transaction Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, are proprietary to Buyer and shall be held by Seller and Buyer in strict confidence and shall not be disclosed to any third party without the consent of the other party except for (i) disclosure to such other party’s Affiliates, directors, attorneys, agents or accountants (the “Representatives”); provided that such other party shall (A) inform each of its Representatives receiving any Transaction Documents of the confidential nature of the Transaction Documents, (B) direct its Representatives to treat the Transaction Documents confidentially, and (C) be responsible for any improper use of the Transaction Documents by such other party or its Representatives or (ii) except as provided in clause (iii) below, upon prior written notice to such other party (if permitted by law), disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) any disclosures or filing required under SEC or state securities’ laws, or to any governmental agency, regulatory authority or self-regulatory authority, (including, without limitation, bank and securities examiners) in the course of routine inspections, examinations, or inquiries by such agency or authority; provided that, in the case of disclosure by any party pursuant to the foregoing clauses (ii) Seller shall provide Buyer with prior written notice to permit Buyer to seek a protective order to take other appropriate action. Each party shall cooperate in Buyer’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Transaction Documents. If, in the absence of a protective order, Seller or any of its Representatives is compelled as a matter of law to disclose any such information, Seller may disclose to the party compelling disclosure only the part of the Transaction Documents as is required by law to be disclosed (in which case, prior to such disclosure, Seller shall advise and consult Buyer of same as to such disclosure and the nature and wording of such disclosure (although Buyer shall have no approval rights as to the substance of such disclosure)) and Seller shall use commercially reasonable efforts to obtain confidential treatment therefor. Buyer acknowledges that this Agreement may be filed with the SEC.

(b) Seller shall, with respect to all Purchased Assets, comply with the applicable provisions of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”) and any applicable state and local privacy laws pursuant to the GLB Act for financial institutions and applicable state and local privacy laws. Seller agrees to hold Buyer and its Affiliates and each of its officers, directors and employees (each, a “GLB Indemnified Party”) harmless from and indemnify any GLB Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such GLB Indemnified Party relating to or arising out of Seller’s violation of the GLB Act or any applicable state or local privacy laws with respect to the Purchased Assets.

(c) No express or implied waiver of any Event of Default by Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by Buyer shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure here from shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.

(d) Time is of the essence under the Transaction Documents and all Transactions thereunder, and all references to a time shall mean New York time in effect on the date of the action unless otherwise expressly stated in the Transaction Documents.

(e) All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement to the extent applicable, Buyer shall have all rights and remedies of a secured party under the UCC and any other applicable law.

(f) The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(g) The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(h) Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(i) This Agreement, the Fee Letter and each Confirmation contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(j) Each party understands that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that such party has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(k) Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(l) Seller agrees that it shall not assert any claims against Buyer for special, indirect, consequential or punitive damages for the actual use or purported use of proceeds hereunder.

(m) Notwithstanding anything to the contrary contained herein or in any other Transaction Document, if, at any time the Seller is liable to pay for any costs, expenses, damages, liabilities, offsets or similar items under any of the Transaction Documents, such liability shall be limited to actual, out of pocket and reasonable costs, expenses, damages, liabilities, offsets or similar items.

[SIGNATURES COMMENCE ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

MORGAN STANLEY BANK, N.A., a national banking association

By:	/s/ Geoffrey Kott
Name:	Geoffrey Kott
Title: Authorized Signatory

SELLER:

RCC REAL ESTATE SPE 6, LLC, a Delaware limited liability company

By:	/s/ David Bloom
Name:	David Bloom
Title:	Senior Vice President

SCHEDULE 1

MAXIMUM PURCHASE PERCENTAGE

LTV	Maximum Purchase Percentage
Less than or equal to 60%	75%
Greater than 60% but less than or equal to 65%	75%
Greater than 65% but less than or equal to 70%	75%
Greater than 70% but less than or equal to 75%	75%
Greater than 75% but less than or equal to 80%	75%

Schedule 1

SCHEDULE 2

PURCHASED ASSET DOCUMENTS

(a) the original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of                      without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person of the Last Endorsee (provided that, in the event that such Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]” and, in the event that such Purchased Asset was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], [formerly known] or [doing business] as [previous name]”) or a lost note affidavit in a form reasonably approved by Buyer, with a copy of the applicable Mortgage Note attached thereto;

(b) the original loan agreement and guaranty, if any, executed in connection with such Purchased Asset;

(c) the original Mortgage with evidence of recording thereon, or a true and correct copy of the original that has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

(d) the originals of all assumption, modification, consolidation or extension agreements with evidence of recording thereon, or true and correct copies of the originals that have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

(e) the original Assignment of Mortgage in blank for each Purchased Asset, in form and substance acceptable for recording and signed in the name of the Last Endorsee; provided that, in the event that such Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]” and, in the event that such Purchased Asset was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], [formerly known] or [doing business] as [previous name]”;

(f) the originals, or copies thereof, of all intervening Assignments of Mortgage (if any) with evidence of recording thereon;

(g) the original Title Policy (or copy until original is available);

(h) the original security agreement, chattel mortgage or equivalent document, if any, executed in connection with such Purchased Asset;

(i) the original Assignment of Leases, if any, with evidence of recording thereon, or a true and correct copy of the original that has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

(j) originals, or copies thereof, of all intervening assignments of assignment of leases and rents, if any, or copies thereof, with evidence of recording thereon;

(k) a copy of the UCC financing statements, certified as true and correct by Seller, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof together with

Schedule 2

evidence that such UCC financing or continuation statements have been sent for filing, and UCC assignments in blank, which UCC assignments shall be in form and substance acceptable for filing in the applicable jurisdictions;

(l) the original environmental indemnity agreement or similar guaranty or indemnity (if any), whether stand-alone or incorporated into the applicable loan documents;

(m) the original omnibus assignment in blank, or such other document(s) necessary and sufficient to transfer to Buyer all of Seller’s right, title and interest in and to such Purchased Asset (if any);

(n) a Survey of the Mortgaged Property (if any), as accepted in connection with the issuance of the Title Policy;

(o) a copy of all servicing agreements and Servicing Records related to such Purchased Asset, which Seller shall deliver to Servicer (with a copy to Buyer);

(p) a copy of the Mortgagor’s opinions of counsel, which shall be in form and substance reasonably satisfactory to Buyer;

(q) in the case of a Purchased Asset that is a Participation Interest, the original Participation Certificate evidencing such Participation Interest and including an assignment in blank;

(r) in the case of a Purchased Asset that is a Participation Interest, the participation agreement and any other documents evidencing such Participation Interest;

(s) an assignment of any management agreements, permits, contracts and any other material agreements;

(t) reports of UCC, tax lien, judgment and litigation searches, conducted by customary search firms reasonably acceptable to Buyer with respect to such Purchased Asset, Seller and the related underlying obligor, such searches to be conducted in each location Buyer shall reasonably designate and such reports reasonably satisfactory to Buyer;

(u) the original or a copy of the intercreditor or co-lender agreement executed in connection with such Purchased Asset, to the extent the subject borrower or an affiliate thereof, has encumbered its assets with senior, junior or other similar financing, whether mortgage financing or mezzanine loan financing;

(v) copies of all documents relating to the formation and organization of the related obligor under such Purchased Asset, together with all consents and resolutions delivered in connection with such obligor’s obtaining such Purchased Asset; and

(w) all other material documents and instruments evidencing, guaranteeing, insuring, securing or modifying such Purchased Asset, executed and delivered in connection with, or otherwise relating to, such Purchased Asset, including, but not limited to, all documents establishing or implementing any lockbox pursuant to which Seller is entitled to receive any payments from cash flow of the underlying real property.

Schedule 2 - 2

EXHIBIT I

CONFIRMATION

MORGAN STANLEY BANK, N.A.

Ladies and Gentlemen:

Morgan Stanley Bank, N.A. (together with its successors and assigns, “Buyer”) is pleased to deliver our written CONFIRMATION of our agreement (subject to satisfaction of the Transaction Conditions Precedent) to enter into the Transaction pursuant to which Buyer shall purchase from RCC Real Estate SPE 6, LLC (“Seller”), the Purchased Asset identified in Schedule 1 attached hereto, pursuant to the Master Repurchase and Securities Contract Agreement among Buyer and Seller, dated as of [            ], 20[    ] (as amended from time to time, the “Repurchase Agreement”; capitalized terms used herein without definition have the meanings given in the Repurchase Agreement), as follows below and on Schedule 1:

Seller:	RCC Real Estate SPE 6, LLC

Purchase Date:	[ ], [ ]

Purchased Asset:	As identified on attached Schedule 1

Aggregate Principal Amount of Purchased Asset:	$[ ]

Remaining Future Advance Amount (if any):	$[ ]

Repurchase Date:	[ ], [ ]

Initial Purchase Price:	$[ ]

Current Purchase Price:	$[ ]

Pricing Rate:	LIBOR + [ ]%

Purchase Percentage:	[ ]%[1]

Maximum Purchase Percentage	[ ]%

Maximum Asset Exposure Threshold:	[ ]%

Type of Funding:	[Table Funded]/[Non-Table Funded]

Governing Agreement:	As identified on attached Schedule 1

Seller’s Wiring Instructions:	[ ]

[1]	To reflect actual advance rate for Purchased Loan.

Exhibit I

Name and address for communications:	Buyer:	Morgan Stanley Bank, N.A. 1585 Broadway, 25th Floor New York, New York 10036 Attention: Geoffrey Kott Telephone (212) 761-3140 Fax: (718) 233-2160 Email: Geoffrey.Kott@morganstanley.com

	with a copy to:	Morgan Stanley Bank, N.A. 1585 Broadway, 25th Floor New York, New York 10036 Attention: Anthony Preisano Telephone: (212) 761-5688 Fax: (718) 233-3307 Email: Anthony.Preisano@morganstanley.com

	and to:	Morgan Stanley Bank, N.A. One Utah Center, 201 South Main Street Salt Lake City, Utah 84111

	and to:	Morgan Stanley Bank, N.A. 1 New York Plaza, 41st Floor New York, New York 10004 Attention: Christopher Gregory Telephone: (917) 260-5253 Fax: (917) 720-9636 Email: wltapes@morganstanley.com

	and to:	Paul Hastings LLP 75 East 55th Street New York, New York 10022 Telephone: (212) 318-6773 Fax: (212) 230-7793 Email: lisachaney@paulhastings.com

	Seller:	RCC Real Estate SPE 6, LLC 712 Fifth Avenue, 12th Floor New York, New York 10019 Attention: John Lee Telephone: (212) 506-3880 Fax: (215) 761-0421

	with a copy to:	Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, NY 10112 Attention: Aaron Beim, Esq. Telephone: (212) 659-4986 Fax: (212) 884-8203

[SIGNATURES ON THE NEXT PAGE]

Exhibit I - 2

MORGAN STANLEY BANK, N.A., a national banking association

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

RCC REAL ESTATE SPE 6, LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit I - 3

SCHEDULE 1 TO CONFIRMATION STATEMENT

Purchased Asset:	[Asset Type] dated as of [ ] in the original principal amount of $[ ], made by [ ] to [ ] under and pursuant to that certain [loan agreement]/[applicable document] (the “Governing Agreement”).

Aggregate Principal Amount:	$[ ] [(plus up to $[ ] of future advances under Section [ ] of the Governing Agreement). Buyer’s obligation to fund any future advances is contingent on (a) Seller’s satisfaction of the conditions captained in Section 3(h) of the Repurchase Agreement and (b) a bringdown by Seller of all representations and warranties made on the date hereof with regard to the Purchased Asset pursuant to Section 9 of the Repurchase Agreement.]

Representations:	Seller acknowledges and agrees that upon funding by Buyer of the Purchase Price for the Purchased Asset [and, in connection with any subsequent funding of the Purchase Percentage of a future advance under the Purchased Asset, (i)] Seller shall be deemed to have confirmed that all of the representations and warranties set forth in Section 9 of the Repurchase Agreement are true and correct as of the Purchase Date with respect to all Purchased Assets [or the applicable funding date, as the case may be,], except such representations and warranties which by their terms speak as of a specified date and except as set forth in the attached Exception Report or in the Exception Report delivered with respect to any other Purchased Asset [and (ii) with respect to the funding of a Future Advance Purchase, Seller shall be deemed to have represented and warranted that all of the conditions to funding of such advance set forth in Section [ ] of the Governing Agreement have been satisfied (and no conditions have been waived, except as has been previously disclosed by Seller to Buyer in writing)].

Coupon:	[ ]%

Term of Loan including Extension Options:	[ ],[ ]

Amortization (e.g., IO, full amortization, etc.):	[ ]-year amortization[, with [ ]-month IO.]

Exhibit I - 4

EXCEPTION REPORT

Representation numbers referred to below relate to the corresponding Representations and Warranties Regarding the Purchased Assets set forth in Exhibit III to the Repurchase Agreement.

Exhibit I - 5

EXHIBIT II-1

FORM OF POWER OF ATTORNEY TO BUYER

Know All Men by These Presents, that RCC Real Estate SPE 6, LLC (“Seller”), does hereby appoint MORGAN STANLEY BANK, N.A. (together with its permitted successors and assigns, “Buyer”), in connection with the Repurchase Agreement (defined below) its attorney-in-fact to act in Seller’s name, place and stead in any way which Seller could do with respect to (i) the completion of the endorsements of the Mortgage Notes and Participation Certificates (as applicable) and the Assignments of Mortgages, (ii) the recordation of the Assignments of Mortgages and (iii) the enforcement of Seller’s rights under the Purchased Assets purchased by Buyer pursuant to the Master Repurchase and Securities Contract Agreement dated as of September 10, 2015, as amended from time to time, between Seller and Buyer (the “Repurchase Agreement”) (including, for the avoidance of doubt, the enforcement and exercise of Seller’s rights in respect of any interest reserve account or other deposit account or securities account established by any borrower or any other related obligor in connection with any Purchased Assets (including the enforcement and exercise of Seller’s rights in respect of all funds or other assets deposited in, or credited to, such accounts)) and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Assets, the related Purchased Asset Files, the Servicing Records and the Hedging Transactions to the extent that Seller is permitted by law to act through an agent. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

Exhibit II-1

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed this      day of             , 20    .

RCC REAL ESTATE SPE 6, LLC,
a Delaware limited liability company

By:
Name:
Title:

STATE OF	)
)
COUNTY OF	)

On this          of                     , before me, the undersigned, a Notary Public in and for said state, personally appeared                                          , personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

Notary Public

(Seal)]

Exhibit II-1 - 2

EXHIBIT II-2

FORM OF POWER OF ATTORNEY TO SELLER

Know All Men by These Presents, that Morgan Stanley Bank, N.A. (together with its permitted successors and assigns, “Buyer”) does hereby appoint RCC Real Estate SPE 6, LLC (“Seller”), its attorney-in-fact to act in Buyer’s name, place and stead in any way which Buyer could with respect to modifications described below, to mortgage loan documents with respect to Purchased Assets sold by Seller to Buyer under that certain Master Repurchase and Securities Contract Agreement dated as of September 10, 2015, as amended from time to time, between Seller and Buyer (the “Repurchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Repurchase Agreement.

Seller is permitted to administer and service the Purchased Assets without the consent of Buyer, any assignee or any other Person, pursuant to this power of attorney delivered by Buyer, which power of attorney shall not be revoked by Buyer unless an Event of Default under the Repurchase Agreement has occurred and is then continuing. Notwithstanding the foregoing, Seller shall not consent or assent to a Significant Modification without the prior written consent of Buyer. All waivers or material actions entered into or taken in respect of the Purchased Assets pursuant to this power of attorney shall be in writing. Seller shall notify Buyer and Custodian, in writing, of any waiver or other action entered into or taken thereby in respect of any such Purchased Asset pursuant to this power of attorney, and shall deliver to Custodian (with a copy to Buyer) for deposit in the related Purchased Asset File, an original counterpart of the agreement, if any, relating to such waiver or other action, within three (3) Business Days following the execution thereof. Actions taken under the foregoing power of attorney shall be binding upon each holder of the Purchased Assets.

THIS POWER OF ATTORNEY MAY BE REVOKED BY BUYER BY DELIVERY OF WRITTEN NOTICE TO SELLER DURING THE CONTINUANCE OF ANY EVENT OF DEFAULT UNDER THE REPURCHASE AGREEMENT. IF THIS POWER OF ATTORNEY HAS NOT BEEN REVOKED AND IF REQUESTED BY SELLER, BUYER WILL PROMPTLY CONFIRM IN WRITING TO SELLER, AND ANY OTHER PERSON OR ENTITY REASONABLY DESIGNATED BY SELLER, THAT THIS POWER OF ATTORNEY HAS NOT BEEN REVOKED AND IS IN FULL FORCE AND EFFECT.

Exhibit II - 2

IN WITNESS WHEREOF, Buyer has caused this Power of Attorney to be executed this      day of             , 20    .

MORGAN STANLEY BANK, N.A.,
a national banking association

By:
Name:
Title:

STATE OF	)
)
COUNTY OF	)

On this          of                     , before me, the undersigned, a Notary Public in and for said state, personally appeared                                          , personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

Notary Public

(Seal)

Exhibit II-2 - 2

EXHIBIT III

REPRESENTATIONS AND WARRANTIES

REGARDING THE PURCHASED ASSETS

With respect to each Purchased Asset and the related Mortgaged Property or Mortgaged Properties, on the related Purchase Date and at all times while this Agreement and any Transaction contemplated hereunder is in effect, Seller shall be deemed to make the following representations and warranties to Buyer as of such date; provided, however, that, with respect to any Purchased Asset, such representations and warranties shall be deemed to be modified by any Exception Report delivered by Seller to Buyer prior to the issuance of a Confirmation with respect thereto.

(1)	Whole Loan; Ownership of Purchased Assets. Each Purchased Asset is an Eligible Asset. At the time of the sale, transfer and assignment to Buyer, no Mortgage Note, Mortgage or Participation Certificate was subject to any assignment (other than assignments to Seller), participation (other than with respect to the Participation Interests) or pledge, and Seller had good title to, and was the sole owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to the Participation Interests), any other ownership interests on, in or to such Purchased Asset. Seller has full right and authority to sell, assign and transfer each Purchased Asset, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Purchased Asset is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one-action or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (a) as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (b) that certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance or prepayment fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (a) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (a) and (b) collectively, the “Standard Qualifications”). Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related borrower with respect to any of the related Mortgage Notes, Mortgages or other Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Purchased Asset, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Purchased Asset Documents.

(3)	Mortgage Provisions. The Purchased Asset Documents for each Purchased Asset contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

Exhibit III

(4)	Hospitality Provisions. The Purchased Asset Documents for each Purchased Asset that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Purchased Asset secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(5)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File or as otherwise provided in the related Purchased Asset Documents (a) the material terms of such Mortgage, Mortgage Note, guaranty, participation agreement, if applicable, and related Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect that could have a material adverse effect on Purchased Asset; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related borrower nor the related guarantor nor the related participating Person has been released from its material obligations under the Purchased Asset Documents. With respect to each Purchased Asset, except as contained in a written document included in the Purchased Asset File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Purchased Asset consented to by Seller.

(6)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to Buyer constitutes a legal, valid and binding assignment to Buyer. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Purchased Asset or allocated loan amount (subject only to Permitted Encumbrances, except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances) is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Purchased Asset establishes and creates a valid and enforceable lien on property described therein, except as such enforcement may be limited by Standard Qualifications subject to the limitations described in Paragraph (9) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

(7)

Permitted Liens; Title Insurance. Each Mortgaged Property securing a Purchased Asset is covered by a Title Policy in the original principal amount of such Purchased Asset (or with respect to a Purchased Asset secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after the closing

Exhibit III - 2

advance of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to Permitted Encumbrances. None of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller, nor to Seller’s knowledge, any other holder of the Purchased Asset, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the area shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(8)	Junior Liens. There are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances). Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(9)	Assignment of Leases. There exists as part of the related Purchased Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. No Person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Purchased Asset, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)	UCC Filings. Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC-1 financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Purchased Asset to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Purchased Asset Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC-1 financing statements are required in order to effect such perfection. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-2 or UCC-3 assignment, if any, of such financing statement to Seller was in suitable form for filing in the filing office in which such financing statement was filed.

Exhibit III - 3

(11)	Condition of Property. Seller or the originator of the Purchased Asset inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Purchased Asset and within twelve months of the Purchased Date. An engineering report or property condition assessment was prepared in connection with the origination of each Purchased Asset no more than twelve months prior to the Purchase Date. To Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, each related Mortgaged Property was (a) free and clear of any material damage, (b) in good repair and condition and (c) is free of structural defects, except in each case (i) for any damage or deficiencies that would not materially and adversely affect the use, operation or value of such Mortgaged Property as security for the Purchased Asset, (ii) if such repairs have been completed or (iii) if escrows in an aggregate amount consistent with the standards utilized by Seller with respect to similar loans its holds for its own account have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in clauses (i), (ii) and (iii) above.

(12)	Taxes and Assessments. All real estate taxes, governmental assessments and other similar outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this Paragraph (12), real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)	Condemnation. As of the date of origination and to Seller’s knowledge as of the Purchase Date, there is no proceeding pending, and, to Seller’s knowledge as of the date of origination and as of the Purchased Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)	Actions Concerning Purchased Asset. As of the date of origination and to Seller’s knowledge as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Purchased Asset Documents, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Purchased Asset Documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Purchased Asset or (h) the current principal use of the Mortgaged Property.

Exhibit III - 4

(15)	Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to the Purchased Asset Documents are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Purchased Asset Documents are being conveyed by Seller to Buyer or its servicer. Any and all requirements under the Purchased Asset Documents as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Purchase Date, have been complied with in all material respects or the funds so escrowed have not been released. No other escrow amounts have been released except in accordance with the terms and conditions of the Purchased Asset Documents.

(16)	No Holdbacks. The principal balance of the Purchased Asset set forth on the Purchased Asset Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Purchased Asset has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback or in the case of Purchased Assets that contemplate Future Advances), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursements of any such escrow fund made on or prior to the date hereof.

(17)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Asset Documents and having a claims-paying or financial strength rating of any one of the following: (i) at least “A-:VII” from A.M. Best Company, Inc., (ii) at least “A3” (or the equivalent) from Moody’s or (iii) at least “A-” from Standard & Poor’s (collectively, the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Purchased Asset and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) (i) covers a period of not less than 12 months (or with respect to each Purchased Asset on a single asset with a principal balance of $50 million or more, 18 months); (ii) for a Purchased Asset with a principal balance of $50 million or more, contains a 180 day “extended period of indemnity”; and (iii) covers the actual loss sustained during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

Exhibit III - 5

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms in an amount at least equal to the lesser of (1) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property or (2) the applicable loan amount by an insurer meeting the Insurance Rating Requirement.

The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by a prudent institutional commercial mortgage lender for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (the “SEL”) or the probable maximum loss (the “PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VII” by A.M. Best Company, Inc. or “A3” (or the equivalent) from Moody’s or “A-” by Standard & Poor’s in an amount not less than 150% of the SEL or PML, as applicable.

The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Purchased Asset, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the reduction of the outstanding principal balance of such Purchased Asset together with any accrued interest thereon.

All premiums on all insurance policies referred to in this Paragraph (17) required to be paid as of the Purchase Date have been paid, and such insurance policies name the lender under the Purchased Asset and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Buyer. Each related Purchased Asset obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums and other related expenses, including reasonable attorney’s fees. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

Exhibit III - 6

(18)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Purchased Asset Documents require the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created or the non-recourse carveout guarantor under the Purchased Asset Documents has indemnified the mortgagee for any actual and out of pocket loss suffered in connection therewith.

(19)	No Encroachments. To Seller’s knowledge based solely on surveys obtained in connection with origination (which may have been a previously existing “as built” survey) and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Purchased Asset, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Purchased Asset are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No material improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements have been obtained under the Title Policy.

(20)	No Contingent Interest or Equity Participation. No Purchased Asset has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an anticipated repayment date loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the anticipated Repayment Date) or an equity participation by Seller.

(21)

REMIC. The Purchased Asset is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (a) the issue price of the Purchased Asset to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Purchased Asset and (b) either: (i) such Purchased Asset is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (A) at the date the Purchased Asset was originated at least equal to 80% of the adjusted issue price of the Purchased Asset on such date or (B) at the Purchase Date at least equal to 80% of the adjusted issue price of the Purchased Asset on such date, provided that, for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the Purchased Asset and (2) a proportionate amount of any lien that is in parity with the Purchased Asset; or (ii) substantially all of the proceeds of such Purchased Asset were used to acquire, improve or protect the real property which served as the only security for such Purchased Asset (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the

Exhibit III - 7

Purchased Asset was “significantly modified” prior to the Purchase Date so as to result in a taxable exchange under Section 1001 of the Code, it either (i) was modified as a result of the default or reasonably foreseeable default of such Purchased Asset or (ii) satisfies the provisions of either clause (b)(i)(A) above (substituting the date of the last such modification for the date the Purchased Asset was originated) or clause (b)(i)(B), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Purchased Asset constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this Paragraph (21) shall have the same meanings as set forth in the related Treasury Regulations.

(22)	Compliance with Usury Laws. The interest rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Purchased Asset complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)	Authorized to do Business. To the extent required under applicable law, as of the Purchase Date and as of each date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Asset by Buyer.

(24)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Purchased Asset, and except in connection with a trustee’s sale after a default by the related Mortgagor, no fees are payable to such trustee except for de minimis fees paid.

(25)	Local Law Compliance. To Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial, multifamily and manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Purchased Asset, there are no material violations of applicable laws, zoning ordinances, rules, covenants, building codes, restrictions and land laws (collectively, “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by prudent commercial mortgage lenders for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Purchased Asset. The terms of the Purchased Asset Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

Exhibit III - 8

(26)	Licenses and Permits. Each Mortgagor covenants in the Purchased Asset Documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial, multifamily and manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Purchased Asset Documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(27)	Recourse Obligations. The Purchased Asset Documents for each Purchased Asset provide that such Purchased Asset is non-recourse to the related parties thereto except that: (a) the related Mortgagor and a guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with Mortgagor) that has assets other than equity in the related Mortgaged property that are not de minimis) shall be fully liable for actual and out of pocket losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Purchased Asset Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misappropriation of rents (following an event of default), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property, (iv) intentional misconduct and (v) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Purchased Asset shall become full recourse to the related Mortgagor and a guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with Mortgagor) that has assets other than equity in the related Mortgaged property that are not de minimis), upon any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or nay similar federal or state law, shall be filed, consented to, or acquiesced in by the Mortgagor, (ii) Mortgagor and/or its principals shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) upon the transfer of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Purchased Asset Documents.

(28)

Mortgage Releases. The terms of the related Mortgage or related Purchased Asset Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 115% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Purchased Asset, (b) upon payment in full of such Purchased Asset, (c) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Purchased Asset and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (d) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clause (a) or (d), either: (i) such release of collateral (A) would not constitute a “significant modification” of the subject Purchased Asset within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (B) would not cause the subject Purchased Asset to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (ii) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (i). For purposes of the preceding clause (i),

Exhibit III - 9

if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Purchased Asset outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the provisions governing a “real estate mortgage investment conduit” as defined in Section 860D of the Code (the “REMIC Provisions”).

In the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Purchased Asset in an amount not less than the amount required by the REMIC Provisions and, to such extent, awards are not required to be applied to the restoration of the Mortgaged Property or to be released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Purchased Asset.

No such Purchased Asset that is secured by more than one Mortgaged Property or that is cross-collateralized with another Purchased Asset permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the REMIC Provisions.

(29)	Financial Reporting and Rent Rolls. The Purchased Asset Documents for each Purchased Asset require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Purchased Asset with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(30)	Acts of Terrorism Exclusion. With respect to each Purchased Asset over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively, the “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Purchased Asset, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) does not specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Purchased Asset, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in the TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if the TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Purchased Asset is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Purchased Asset, and if the cost of terrorism insurance exceeds such amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

Exhibit III - 10

(31)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Purchased Asset contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Asset if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers that do not result in a change of Control of the related Mortgagor or transfers of passive interests so long as the guarantor retains Control, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of Paragraph (28) herein, or (vii) to the extent set forth in any Exception Report, by reason of any mezzanine debt that existed at the origination of the related Purchased Asset, or future permitted mezzanine debt in each case as set forth in any Exception Report or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than any Permitted Encumbrances. The Mortgage or other Purchased Asset Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance. For purposes of the foregoing representation, “Control” means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

(32)	Single-Purpose Entity. Each Purchased Asset requires the borrower to be a Single-Purpose Entity for at least as long as the Purchased Asset is outstanding. Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each Purchased Asset with a principal amount on the Purchase Date of $5 million or more provide that the borrower is a Single-Purpose Entity, and each Purchased Asset with a principal amount on the Purchase Date of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For purposes of this Paragraph (32), a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Purchased Assets and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person, and that it holds itself out as a legal entity, separate and apart from any other person or entity.

Exhibit III - 11

(33)	Defeasance. With respect to any fixed rate Purchased Asset that, pursuant to the Purchased Asset Documents, can be defeased, (i) the Purchased Asset Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Purchased Asset Documents; (ii) the Purchased Asset cannot be defeased within two years after the closing date of a securitization of such Purchased Asset; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Purchased Asset when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) and if the Purchased Asset permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above; (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Purchased Asset secured by defeasance collateral is required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)	Ground Leases. For purposes of this Exhibit III, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Purchased Asset where the Purchased Asset is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)	(i) the Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction; (ii) the Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage and (iii) no material change in the terms of the Ground Lease had occurred since its recordation, except by any written instrument which are included in the related Purchased Asset File;

Exhibit III - 12

(b)	the lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated, without the prior written consent of the lender (except termination or cancellation if (i) notice of a default under the Ground Lease is provided to lender and (ii) such default is curable by lender as provided in the Ground Lease but remains uncured beyond the applicable cure period), and no such consent has been granted by Seller since the origination of the Purchased Asset except as reflected in any written instruments which are included in the related Purchased Asset File;

(c)	the Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Purchased Asset, or 10 years past the stated maturity if such Purchased Asset fully amortizes by the stated maturity (or with respect to a Purchased Asset that accrues on an actual 360 basis, substantially amortizes);

(d)	the Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	the Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the Purchased Asset and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Purchased Asset and its successors and assigns without the consent of the lessor;

(f)	Seller has not received any written notice of material default under or notice of termination of such Ground Lease and, to Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s knowledge, such Ground Lease is in full force and effect;

(g)	the Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	a lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	the Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)	under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds

Exhibit III - 13

or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in Paragraph (34)(k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest;

(k)	in the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest; and

(l)	provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)	Servicing. The servicing and collection practices used by Seller with respect to the Purchased Asset have been, in all material respects, legal and have met customary industry standards for servicing of similar commercial loans.

(36)	Origination and Underwriting. The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Purchased Asset have been, in all material respects, legal and as of the date of its origination, such Purchased Asset and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local laws and regulations relating to the origination of such Purchased Asset. At the time of origination of such Purchased Asset, the origination, due diligence and underwriting performed by or on behalf of Seller in connection with each Purchased Asset complied in all material respects with the terms, conditions and requirements of Seller’s origination, due diligence, underwriting procedures, guidelines and standards for similar commercial and multifamily loans.

(37)	Rent Rolls; Operating Histories. Seller has obtained a rent roll (other than with respect to hospitality properties) certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Asset. Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Asset. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time.

(38)

No Material Default; Payment Record. No Purchased Asset has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Purchased Date, no Purchased Asset is delinquent (beyond any

Exhibit III - 14

applicable grace or cure period) in making required payments. To Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Purchased Asset Documents, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or (b), materially and adversely affects the value of the Purchased Asset, or the value, use or operation of the related Mortgaged Property, provided, however, that this Paragraph (38) does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in any Exception Report. No person other than the holder of such Purchased Asset may declare any event of default under the Purchased Asset or accelerate any indebtedness under the Purchased Asset Documents.

(39)	Bankruptcy. As of the date of origination of the related Purchased Asset and to Seller’s knowledge as of the Purchase Date, neither the Mortgaged Property nor any portion thereof is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)	Organization of Mortgagor. With respect to each Purchased Asset, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Purchased Asset, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. No Purchased Asset has a Mortgagor that is an Affiliate of another borrower.

Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 20% or greater direct ownership share (the “Major Sponsors”). Seller (a) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies or other insolvencies, any felony convictions, and (b) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that manual public records searches were limited to the last 10 years (clauses (a) and (b) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of Seller, no Major Sponsor or guarantor (i) was in a state or federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(41)	Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by Environmental Laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all Environmental Laws and in a manner that does not result in contamination of the Mortgaged Property or in a material adverse effect on the value, use or operations of the Mortgaged Property.

Exhibit III - 15

A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Purchased Assets, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements was conducted by a reputable environmental consultant in connection with such Purchased Asset within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized “environmental conditions” as such term is defined in ASTM E1527-05 or its successor (the “Environmental Conditions”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, Standard & Poor’s and/or Fitch, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

In the case of each Purchased Asset with respect to which there is an environmental insurance policy (the “Environmental Insurance Policy”), (i) such Environmental Insurance has been issued by the issuer set forth in the related Exception Report (the “Policy Issuer”) and is effective as of the Purchase Date, (ii) as of origination and to Seller’s knowledge as of the Purchase Date the Environmental Insurance Policy is in full force and effect, there is no deductible and Seller is a named insured under such policy, (iii) (A) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (B) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (1) was required to remediate the identified condition prior to closing the Purchased Asset or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by Seller, for the remediation of the problem, and/or (2) agreed in the Purchased Asset Documents to establish an operations and maintenance plan after the closing of the Purchased Asset that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, Seller as originator had no knowledge of any material and adverse environmental condition or

Exhibit III - 16

circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (A) the application for insurance, (B) a Mortgagor questionnaire that was provided to the Policy Issuer, or (C) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Purchased Asset.

(42)	Lease Estoppels. With respect to each Purchased Asset secured by retail, office or industrial properties, Seller requested the related Mortgagor to obtain estoppels from each commercial tenant with respect to the rent roll delivered as of the origination date. With respect to each Purchased Asset predominantly secured by a retail, office or industrial property leased to a single tenant, Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Purchased Asset, and to Seller’s knowledge, (i) the related lease is in full force and effect and (ii) there exists no default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each Purchased Asset predominantly secured by a retail, office or industrial property, Seller has received lease estoppels executed within 90 days of the origination date of the related Purchased Asset that collectively account for at least 65% of the in-place base rent for the Mortgaged Property that secure a Purchased Asset that is represented as of the origination date. To Seller’s knowledge, (i) each lease represented on the rent roll delivered as of the origination date is in full force and effect and (ii) there exists no material default under any such related lease that represents 20% or more of the in-place base rent for the Mortgaged Property either by the lessee thereunder or by the related Mortgagor, subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(43)	Appraisal. The Purchased Asset File contains an appraisal of the related Mortgaged Property with an appraisal date within six months of the Purchased Asset origination date, and within 12 months of the Purchase Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Purchased Asset.

(44)	Purchased Asset Schedule. The information pertaining to each Purchased Asset which is set forth in the Purchased Asset Schedule is true and correct in all material respects as of the Purchased Date and contains all information required by the Repurchase Agreement to be contained therein.

(45)	Cross-Collateralization. No Purchased Asset is cross-collateralized or cross-defaulted with any other mortgage loan.

(46)

Advance of Funds by Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Purchased Asset Documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Purchased Asset (other than as contemplated by the Purchased Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if

Exhibit III - 17

required or contemplated under the related lease or Purchased Asset Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Purchased Asset, other than contributions made on or prior to the date hereof or Future Advances as contemplated by the Purchased Asset Documents.

(47)	Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with the Prescribed Laws. Seller has established an anti-money laundering compliance program as required by the Prescribed Laws, has conducted the requisite due diligence in connection with the origination of the Purchased Asset for purposes of the Prescribed Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Prescribed Laws.

(48)	OFAC. (a) No Purchased Asset is (i) subject to nullification pursuant to Executive Order 13224 or the regulations promulgated by OFAC (the “OFAC Regulations”) or (ii) in violation of Executive Order 13224 or the OFAC Regulations, and (b) no Mortgagor is (i) subject to the provisions of Executive Order 13224 or the OFAC Regulations or (ii) listed as a “blocked person” for purposes of the OFAC Regulations.

(49)	Floating Interest Rates. Each Purchased Asset bears interest at a floating rate of interest that is based on LIBOR plus a margin (which interest rate may be subject to a minimum or “floor” rate).

(50)	Senior Participations. With respect to each Purchased Asset that is a Participation Interest: (i) either (A) the Participation Interest is treated as a real estate asset for purposes of Section 856(c) of the Code, and the interest payable pursuant to such Participation Interest is treated as interest on an obligation secured by a mortgage on real property or on an interest in real property for purposes of Section 856(c) of the Code, or (B) the Participation Interest qualifies as a security that would not otherwise cause any parent REIT to fail to qualify as a REIT under the Code (including after the sale, transfer and assignment to Buyer of such Participation Interest); (ii) to the actual knowledge of Seller, as of the Closing Date, the related participating Person was not a debtor in any outstanding proceeding pursuant to the federal bankruptcy code; and (iii) Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interest is or may become obligated.

(51)	Transfer of Lender’s Interest. No Purchased Asset is subject to restriction on the transfer of lender’s interest therein.

Exhibit III - 18

EXHIBIT IV

FORM OF BAILEE AGREEMENT

RCC REAL ESTATE SPE 6, LLC

712 Fifth Avenue, 12th Floor

New York, New York 10019

            , 20

[                    ]

Re: Bailee Agreement (this “Bailee Agreement”) in connection with the sale of [                    ] by RCC Real Estate SPE 6, LLC (“Seller”) to Morgan Stanley Bank, N.A., as buyer (together with its permitted successors and assigns, “Buyer”)

Ladies and Gentlemen:

In consideration of the mutual premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Buyer and [                    ] (“Bailee”) hereby agree as follows:

1. Seller shall deliver to Bailee in connection with any Purchased Assets delivered to Bailee hereunder a Purchased Asset File Checklist to which shall be attached a Purchased Asset Schedule identifying the Purchased Assets that are being delivered to Bailee hereunder.

2. On or prior to the date indicated on the Purchased Asset File Checklist (the “Purchase Date”), Seller shall have delivered to Bailee, as bailee for hire, the Purchased Asset File for each of the Purchased Assets listed in the Purchased Asset Schedule attached to such Purchased Asset File Checklist.

3. Bailee shall issue and deliver to Buyer (as defined in Section 5 below) on or prior to the Purchase Date by facsimile or other electronic transmission an initial trust receipt and certification in the form of Attachment 1 attached hereto (the “Trust Receipt”), which Trust Receipt shall state that Bailee has received the documents comprising the Purchased Asset File as set forth in the Purchased Asset File Checklist, in addition to such other documents required to be delivered to Buyer pursuant to the Master Repurchase and Securities Contract Agreement dated as of September 10, 2015, among Seller and Buyer (the “Repurchase Agreement”).

4. On the applicable Purchase Date, in the event that Buyer fails to purchase any New Asset from Seller that is identified in the related Purchased Asset File Checklist, Buyer shall deliver by facsimile or other electronic transmission to Bailee at [                    ] to the attention of [                    ], an authorization (the “Facsimile Authorization”) to release the Purchased Asset Files with respect to the Purchased Assets identified therein to Seller. Upon receipt of such Facsimile Authorization, Bailee shall release the Purchased Asset Files to Seller in accordance with Seller’s instructions.

5. Following the Purchase Date, Bailee shall forward the Purchased Asset Files to Wells Fargo Bank, N.A. (“Custodian”) by insured overnight courier for receipt by Custodian no later than 1:00 p.m. on the third (3rd) Business Day following the applicable Purchase Date (the “Delivery Date”).

Exhibit IV

6. From and after the applicable Purchase Date until the time of receipt of the Facsimile Authorization or the applicable Delivery Date, as applicable, Bailee (a) shall maintain continuous custody and control of the related Purchased Asset Files as bailee for Buyer and (b) is holding the related Purchased Asset Loans as sole and exclusive bailee for Buyer unless and until otherwise instructed in writing by Buyer.

7. Seller agrees to indemnify and hold Bailee and its partners, directors, officers, agents and employees harmless against any and all third party liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorney’s fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Bailee Agreement or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than special, indirect, punitive or consequential damages, which shall in no event be paid by Seller) were imposed on, incurred by or asserted against Bailee because of the breach by Bailee of its obligations hereunder, which breach was caused by negligence, lack of good faith or willful misconduct on the part of Bailee or any of its partners, directors, officers, agents or employees. The foregoing indemnification shall survive any resignation or removal of Bailee or the termination or assignment of this Bailee Agreement.

8. In the event that Bailee fails to deliver a Mortgage Note, Participation Certificate or other material portion of a Purchased Asset File that was in its possession to Custodian within three (3) Business Days following the applicable Purchase Date, the same shall constitute a “Bailee Delivery Failure” under this Bailee Agreement.

9. Seller hereby represents, warrants and covenants that Bailee is not an affiliate of or otherwise controlled by Seller. Notwithstanding the foregoing, the parties hereby acknowledge that Bailee hereunder may act as counsel to Seller in connection with a proposed loan.

10. This Bailee Agreement may not be modified, amended or altered, except by written instrument, executed by all of the parties hereto.

11. This Bailee Agreement may not be assigned by Seller or Bailee without the prior written consent of Buyer.

12. For the purpose of facilitating the execution of this Bailee Agreement as herein provided and for other purposes, this Bailee Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.

13. This Bailee Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

14. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Repurchase Agreement.

[SIGNATURES COMMENCE ON NEXT PAGE]

Exhibit IV - 2

Very truly yours,

RCC REAL ESTATE SPE 6, LLC, a Delaware limited liability company, Seller

By:
Name:
Title:

ACCEPTED AND AGREED:

[ ], Bailee

By:
Name:
Title:

ACCEPTED AND AGREED:

MORGAN STANLEY BANK, N.A., a national banking association, Buyer

By:
Name:
Title:

Exhibit IV - 3

ATTACHMENT 1 TO BAILEE AGREEMENT

FORM OF BAILEE’S TRUST RECEIPT

            , 20

Morgan Stanley Bank, N.A.

1585 Broadway, 2nd Floor

New York, New York 10036

Attention: Geoffrey Kott & Anthony Preisano

Re:	Bailee Agreement, dated , 20 (the “Bailee Agreement”) among RCC Real Estate SPE 6, LLC ( “Seller”), Morgan Stanley Bank, N.A. ( “Buyer”) and ( “Bailee”)

Ladies and Gentlemen:

In accordance with the provisions of Section 3 of the Bailee Agreement, the undersigned, as Bailee, hereby certifies that as to the Purchased Asset(s) referred to therein, it has reviewed the Purchased Asset File(s) and has determined that (i) all documents listed in Schedule A attached to the Bailee Agreement are in its possession and (ii) such documents have been reviewed by it and appear regular on their face and relate to the Purchased Asset(s).

Bailee hereby confirms that it is holding the Purchase Loan File as agent and bailee for the exclusive use and benefit of Buyer pursuant to the terms of the Bailee Agreement.

All capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Bailee Agreement.

,
Bailee

By:
Name:
Title:

Exhibit IV - 4

EXHIBIT V

AUTHORIZED REPRESENTATIVES OF SELLER2

Name	Specimen Signature
[●]
[●]
[●]
[●]
[●]

[2]	Seller: Please provide.

Exhibit V

EXHIBIT VI

FORM OF FINANCIAL COVENANT COMPLIANCE CERTIFICATE

[        ] [    ], 20[    ]

Morgan Stanley Bank, N.A.

1585 Broadway, 2nd Floor

New York, New York 10036

Attention: Geoffrey Kott & Anthony Preisano

This Financial Covenant Compliance Certificate is furnished pursuant to that certain Master Repurchase and Securities Contract Agreement, dated as of September 10, 2015 by and between Morgan Stanley Bank, N.A. (“Buyer”), and RCC Real Estate SPE 6, LLC (“Seller”) (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase and Securities Contract Agreement”). Unless otherwise defined in the Master Repurchase and Securities Contract Agreement, capitalized terms used in this Financial Covenant Compliance Certificate have the respective meanings ascribed thereto in the Guaranty.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.	The Person executing this Financial Covenant Compliance Certificate on behalf of Seller is a duly elected responsible officer of Seller and such Person provides this Financial Covenant Compliance Certificate solely in such Person’s capacity as an officer of Seller and not in such Person’s individual capacity.

2.	All of the financial statements, calculations and other information set forth in this Financial Covenant Compliance Certificate, including, without limitation, in any exhibit or other attachment hereto, are true, complete and correct in all material respects as of the date hereof.

3.	The Seller and Guarantor have reviewed the terms of the Master Repurchase and Securities Contract Agreement and have made, or have caused to be made under its supervision, a detailed review of the transactions and financial condition of Seller, Guarantor, and Pledgor during the accounting period covered by the financial statements attached (or most recently delivered to Buyer if none are attached).

4.	To the best knowledge of Seller and Guarantor, each of Seller, Guarantor and Pledgor has, during the period since the delivery of the immediately preceding Financial Covenant Compliance Certificate, observed or performed all of its covenants, duties and agreements in all material respects, and satisfied in all material respects every condition contained in the Master Repurchase and Securities Contract Agreement and the related documents to be observed, performed or satisfied by it, and Seller, Pledgor and Guarantor have no knowledge of the occurrence during such period, or present existence, of any condition or event which constitutes an Event of Default or Default (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

5.	Attached as Exhibit 1 hereto are the calculations demonstrating that, after giving effect to any pending Transactions requested to be entered into, no Margin Deficit shall then exist.

Exhibit VI - 1

6.	Attached as Exhibit 2 hereto are the financial statements required to be delivered pursuant to the Master Repurchase and Securities Contract Agreement (or, if none are required to be delivered as of the date of this Financial Covenant Compliance Certificate, the financial statements most recently delivered pursuant to the Master Repurchase and Securities Contract Agreement), which financial statements, to the best knowledge of Seller and Guarantor, fairly and accurately present in all material respects, the consolidated financial condition and operations of Guarantor, Guarantor’s Consolidated Subsidiaries and the consolidated results of their operations as of the date or with respect to the period therein specified, determined in accordance with GAAP.

7.	Seller and Guarantor are in compliance in all respects with the Financial Covenants. Attached as Exhibit 3 hereto are the calculations demonstrating compliance with the Financial Covenants.

8.	Attached as Exhibit 4 hereto is a description of all interests of Seller, Guarantor, Pledgor, and Affiliates of any of the foregoing, in any Mortgaged Property (including, without limitation. any lien, encumbrance or other debt or equity position or other interest in the Mortgaged Property that is senior or junior to, or pari passu with, a Purchased Asset in right of payment or priority).

9.	Attached as Exhibit 5 hereto is a copy of Guarantor’s current organizational chart (showing all Subsidiaries and Affiliates of Guarantor).

10.	Except as otherwise set forth herein, all representations and warranties made by Seller, Guarantor and Pledgor in, pursuant to or in connection with the Master Repurchase and Securities Contract Agreement or any other document, agreement, statement, affirmation, certificate, notice, report or financial or other statement delivered in connection herewith or therewith, are true and correct in all material respects on and as of the date of this Compliance Certificate as though made on and as of such day and shall be deemed to be made on such day .

Described below are the exceptions, if any, to the above paragraphs, setting forth in detail the nature of the condition or event, the period during which it has existed and the action which Seller, Guarantor and/or Pledgor has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Financial Covenant Compliance Certificate, are made and delivered this [    ] day of [            ], 20[    ].

[Signature Page(s) Follow]

Exhibit VI - 2

RCC REAL ESTATE SPE 6, LLC,

a Delaware limited liability company

By:
Name:
Title:

RESOURCE CAPITAL CORP., a Maryland corporation

By:
Name:
Title:

Exhibit VI - 3

EXHIBIT VII

INTENTIONALLY OMITTED

Exhibit VIII - 1

EXHIBIT VIII

SCHEDULE OF CONSULTANTS

[ ]

EXHIBIT IX

SCHEDULE OF ERISA PLANS

Primary Capital Mortgage, LLC 401(k) Profit Sharing Plan & Trust

ANNEX I

NOTICE INSTRUCTIONS

BUYER	Morgan Stanley Bank, N.A. 1585 Broadway, 25th Floor New York, New York 10036
Attention: Geoffrey Kott Telephone: (212) 761-3140 Fax: (718) 233-2160
Email: Geoffrey.Kott@morganstanley.com

with a copy to:	Morgan Stanley Bank, N.A. 1585 Broadway, 25th Floor New York, New York 10036
Attention: Anthony Preisano Telephone: (212) 761-5688 Fax: (718) 233-3307
Email: Anthony.Preisano@morganstanley.com

and to:	Morgan Stanley Bank, N.A. One Utah Center, 201 South Main Street Salt Lake City, Utah 84111

and to:	Morgan Stanley Bank, N.A. 1 New York Plaza, 41st Floor New York, New York 10004
Attention: Christopher Gregory Telephone: (917) 260-5253 Fax: (917) 720-9636
Email: wltapes@morganstanley.com

and to:	Paul Hastings LLP
75 East 55th Street
New York, New York 10022 Attention: Lisa A. Chaney, Esq.
Telephone: (212) 318-6773
Fax: (212) 230-7793
Email: lisachaney@paulhastings.com

SELLER	RCC Real Estate SPE 6, LLC 712 Fifth Avenue, 12th Floor New York, New York 10019
Attention: John Lee Telephone: (212) 506-3880 Fax: (215) 761-0421

Annex I - 1

with a copy to:	Haynes and Boone, LLP 30 Rockefeller Plaza 26th Floor
New York, New York 10112 Attention: Aaron Beim, Esq. Telephone: (212) 659-4986
Fax: (212) 884-8203 Email: aaron.beim@haynesboone.com

Annex I - 2

ANNEX II

WIRING INSTRUCTIONS

Annex II